Exhibit 4.13

STANDBY BANK ACCOUNT AGREEMENT

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP,

as Guarantor

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THE BANK OF NOVA SCOTIA,

as Cash Manager and Issuer

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CANADIAN IMPERIAL BANK OF COMMERCE,
as Standby Account Bank and Standby GDA Provider

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COMPUTERSHARE TRUST COMPANY OF CANADA,

as Bond Trustee

DATED AS OF JULY 19, 2013

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- iii -
22.1	Counterparts	23

ARTICLE 23 GOVERNING LAW		23
23.1	Governing Law	23
23.2	Submission to Jurisdiction	23

SCHEDULE 1		1

THIS STANDBY BANK ACCOUNT AGREEMENT is made as of July 19, 2013

bETWEEN:

(1)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor);
(2)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as Cash Manager (hereinafter the “Cash Manager”) and as Issuer (hereinafter the “Issuer”);
(3)	CANADIAN IMPERIAL BANK OF COMMERCE, a bank named in Schedule I to the Bank Act, whose executive office is at Commerce Court, 199 Bay Street, Toronto, Ontario, M5L 1A2, as Standby Account Bank (hereinafter the “Standby Account Bank”) and as Standby GDA Provider (hereinafter the “Standby GDA Provider”); and
(4)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

(A)	As part of the transactions contemplated in the Bank’s registered covered bond program (hereinafter the “Program”), the Cash Manager has agreed, pursuant to the cash management agreement dated as of the date hereof (as amended and/or supplemented and/or restated from time to time) (hereinafter the “Cash Management Agreement”) by and among the Cash Manager, the Guarantor and the Bond Trustee to provide cash management services in connection with the business of the Guarantor.
(B)	The Standby Account Bank has agreed following service of a Standby Account Bank Notice by the Guarantor (or the Cash Manager on its behalf) that the Standby Account Bank will open and maintain the Standby Transaction Account and the Standby GDA Account as interest bearing accounts in the name of the Guarantor in accordance with the terms of this Agreement.
(C)	Following service of a Standby Account Bank Notice by the Guarantor (or the Cash Manager on its behalf) the Standby GDA Provider has agreed pursuant to the terms of the Standby GDA Agreement to pay interest on the funds standing to the credit of the Guarantor in the Standby GDA Account at specified rates determined in accordance with and pursuant to the terms of the Standby GDA Agreement.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1
Definitions and Interpretation

1.1	Definitions

The following terms when used in this Agreement will have the following meanings and terms used in this Agreement and defined in the recitals hereto will have the meanings given to such terms in such recitals:

“Bank Act” means the Bank Act (Canada);

“Bond Trustee” means Computershare Trust Company of Canada, in its capacity as bond trustee under the Trust Deed or as trustee under the Security Agreement, together with any successor or additional bond trustee or trustee appointed from time to time thereunder;

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Toronto;

“Calculation Date” means the third Business Day prior to each Guarantor Payment Date;

“CMHC” means Canada Mortgage Housing Corporation and its successors;

“CMHC Guide” means the Canadian Registered Covered Bond Programs Guide issued by CMHC on June 12, 2013, as the same may be supplemented, amended or replaced by CMHC from time to time;

“Covered Bond” means each covered bond issued or to be issued pursuant to the Program and which is or is to be constituted under the Trust Deed;

“Covered Bond Legislative Framework” means the legislative framework established by Part I.1 of the National Housing Act (Canada);

“DBRS” means DBRS Limited and its successors;

“Financial Instruments” means cheques, bills of exchange or other similar instruments, whether negotiable or non-negotiable;

“Fitch” means Fitch Ratings Ltd. and its successors;

“GDA Provider” means The Bank of Nova Scotia in its capacity as GDA provider under the Guaranteed Deposit Account Contract or any successor or additional GDA provider appointed from time to time thereunder;

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, territorial, state, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies, the Superintendent or other comparable authority or agency;

“Guaranteed Deposit Account Contract” means the guaranteed deposit account contract between the Guarantor, the GDA Provider, the Account Bank, the Bond Trustee and the Cash Manager dated the Program Date (as amended and/or supplemented and/or restated from time to time);

“Guarantor Acceleration Notice” means a notice in writing from the Bond Trustee to the Bank, as issuer, and the Guarantor, that each Covered Bond of each Series is immediately due and repayable and that all amounts payable by the Guarantor in respect of its guarantee will thereupon immediately become due and payable;

“Guarantor Accounts” means the Standby GDA Account and the Standby Transaction Account and such other accounts as may be held by the Standby Account Bank for the Guarantor;

“Guarantor Agreement” means the limited partnership agreement in respect of the Guarantor entered into on the Program Date by and among Scotiabank Covered Bond GP Inc., 8429057 Canada Inc., the Bond Trustee and The Bank of Nova Scotia, as Limited Partner and any other parties who accede thereto in accordance with its terms (as amended and/or restated and/or supplemented from time to time);

“Guarantor Payment Date” means the 17th day of each month or if not a Business Day the next following Business Day;

“Mandate” or “Mandates” means the Standby Transaction Account Mandate and/or the Standby GDA Account Mandate and/or the mandates relating to any other Guarantor Accounts with the Standby Account Bank, as the case may be;

“Material Adverse Event” means an effect that is materially adverse to the ability of the Standby GDA Provider to perform its obligations under this Agreement or the Standby Bank Account Agreement;

“Moody’s” means Moody’s Investors Service, Inc. and its successors;

“Persons” includes individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organisations, joint ventures and Governmental Authorities;

“Priorities of Payments” means the orders of priority for the allocation and distribution of amounts standing to the credit of the Guarantor in the Guarantor Accounts opened and operated in connection with the Program in different circumstances and “Priority of Payments” means any one of the foregoing;

“Program” means the U.S.$15,000,000,000 registered covered bond program established by the Issuer on the Program Date which may be increased by the Issuer and the Guarantor in accordance with the terms of the Program Agreement and applicable regulatory requirements;

“Program Date” means on or about July 19, 2013;

“Rating Agencies” means Fitch, Moody’s and DBRS and each, a “Rating Agency”, and any other internationally recognised rating agency that may rate the Covered Bonds from time to time;

“Rating Agency Condition” means a confirmation in writing by the Rating Agencies that the then current ratings of all series of Covered Bonds then outstanding will not be downgraded or withdrawn as a result of the relevant event or matter;

“Secured Creditors” means, inter alios, the Bond Trustee (in its own capacity and on behalf of the holders of the Covered Bonds), the holders of the Covered Bonds, the Standby Account Bank, the Standby GDA Provider, the Bank and any other person which becomes a secured creditor from time to time pursuant to the terms of the Security Agreement;

“Security Agreement” means the general security agreement dated as of July 19, 2013 by and among, inter alios, the Guarantor and the Bond Trustee for itself and the benefit of secured creditors of the Guarantor (as amended and/or supplemented and/or restated from time to time);

“Standby Account Bank Notice” means a written notice from the Guarantor (or the Cash Manager on its behalf) to the Standby Account Bank stating that the appointment of the Standby Account Bank under the Standby Bank Account Agreement is to become operative and that the Standby GDA Account and the Standby Transaction Account (if indicated in such notice) are to be opened and held with the Standby Account Bank in the name of the Guarantor;

“Standby Account Bank Required Ratings” means the threshold ratings of (i) P-1 with respect to the short-term unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by Moody’s, (ii) F1 with respect to the short-term issuer default rating of the Standby Account Bank by Fitch, (iii) A with respect to long-term issuer default rating of the Standby Account Bank by Fitch; and (iv) either (A) R-1 (middle) with respect to the short-term unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by DBRS, or (B) A (low) with respect to the long-term unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by DBRS;

“Standby GDA Account” means the account in the name of the Guarantor held with the Standby Account Bank and maintained subject to the terms of this Agreement, the Standby Guaranteed Deposit Account Contract and the Security Agreement or such additional or replacement account as may be in place from time to time;

“Standby GDA Account Mandate” means the bank account mandate between the Guarantor and the Standby Account Bank relating to the operation of the Standby GDA Account;

“Standby GDA Agreement” or “Standby Guaranteed Deposit Account Agreement” means the standby guaranteed deposit account contract dated as of July 19, 2013 by and among the Standby GDA Provider, the Cash Manager, the Guarantor and the Bond Trustee (as amended and/or supplemented and/or restated from time to time);

“Standby Transaction Account” means the account in the name of the Guarantor held with the Standby Account Bank and maintained subject to the terms of this Agreement and the Security Agreement or such additional or replacement account as may be in place from time to time;

“Standby Transaction Account Mandate” means the bank account mandate between the Guarantor and the Standby Account Bank relating to the operation of the Standby Transaction Account;

“Superintendent” means the Superintendent of Financial Institutions appointed pursuant to the Office of the Superintendent of Financial Institutions Act (Canada);

“Transaction Documents” means the agreements and documents relating to the Program that are available for inspection during normal business hours on any Business Day at the executive office of the Issuer set out in the recitals; and

“Trust Deed” means the trust deed dated as of July 19, 2013 between the Issuer, the Guarantor and the Bond Trustee (as amended and/or supplemented and/or restated from time to time).

1.2	Interpretation

In this Agreement:

(a)	“this Agreement” has the same meaning as “Standby Bank Account Agreement” in the Master Definitions and Construction Agreement;
(b)	words denoting the singular number only will include the plural and vice versa;
(c)	words denoting one gender only will include the other genders;
(d)	words “including” and “includes” mean “including (or includes) without limitation”;
(e)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day;
(f)	when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation and if the last day of any period is not a Business Day, such period will end on the next Business Day unless otherwise expressly stated;
(g)	references to any statutory provision will be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment;
(h)	references to any agreement or other document will be deemed also to refer to such agreement or document as amended, varied, supplemented or novated from time to time;
(i)	the inclusion of a table of contents, the division into Articles, Sections, clauses, paragraphs and schedules and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation;
(j)	reference to a statute will be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted to the extent such amendment or re-enactment is substantially to the same effect as such statute on the date hereof;

(k)	reference to a time of day will be construed as a reference to Toronto time unless the context requires otherwise and a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it will end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it will end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period will end on the last Business Day in that later month (and references to “months” will be construed accordingly); and
(l)	references to any person will include references to such person’s heirs, executors, personal administrators, successors, permitted assigns and transferees, as applicable, and any person deriving title under or through such person.

Article 2
Standby Transaction Account and Standby GDA Account

2.1	Instructions from the Cash Manager

Following delivery of a Standby Account Bank Notice and opening of the Standby Transaction Account and Standby GDA Account in accordance with Section 3.1(Opening of Standby Transaction Account and Standby GDA Account, Signing and Delivery of Mandates), the Standby Account Bank will, subject to Sections 2.4 (No Negative Balance) and 5.3 (Consequences of a Guarantor Acceleration Notice), comply with any direction of the Guarantor (or the Cash Manager on its behalf) given on a Business Day to effect a payment by debiting any one of the Standby Transaction Account or the Standby GDA Account and any additional or replacement bank accounts opened in the name of the Guarantor from time to time with the prior written consent of the Bond Trustee, if such direction (i) is in writing, is given by telephone and confirmed in writing not later than 5:00 p.m. (Toronto time) on the day on which such direction is given, or is given by the internet banking service provided by the Standby Account Bank, and (ii) complies with the Standby Transaction Account Mandate or the Standby GDA Account Mandate as appropriate (such direction will constitute an irrevocable payment instruction).

2.2	Timing of Payment

The Standby Account Bank agrees that if directed pursuant to Section 2.1 (Instructions from the Cash Manager) to make any payment then, subject to Sections 2.4 (No Negative Balance) and 5.3 (Consequences of a Guarantor Acceleration Notice) below, it will effect the payment specified in such direction not later than the day specified for payment therein and for value on the day specified therein provided that, if any direction specifying that a cash payment be made on the same day as the direction is given is received later than 12:00 p.m. on any Business Day, the Standby Account Bank will make such payment at the commencement of business on the following Business Day for value on such following Business Day.

2.3	Standby Account Bank and Standby GDA Provider Charges

The charges of the Standby Account Bank and the Standby GDA Provider for the operation of each of the Guarantor Accounts maintained with the Standby Account Bank and the Standby GDA Provider will be debited to the Standby Transaction Account only on each Guarantor Payment Date, and the Guarantor by its execution hereof irrevocably agrees that this will be done. The charges will be payable in accordance with the relevant Priority of Payments at rates that are generally applicable to the business customers of the Standby Account Bank and the Standby GDA Provider provided that if there are insufficient funds standing to the credit of the Standby Transaction Account to pay such charges after payment by or on behalf of the Guarantor of any higher ranking obligations in the relevant Priority of Payment the Standby Account Bank and the Standby GDA Provider will not be relieved of their obligations in respect of any of the Guarantor Accounts. For greater certainty (i) charges that may be made by the Standby Account Bank and the Standby GDA Provider hereunder may include any and all fees and service charges relating to the Guarantor Accounts and chargebacks for any cheques, drafts and other payments items dishonoured or otherwise returned to the Standby Account Bank or the Standby GDA Provider in respect of the Guarantor Accounts, and (ii) payments to the Standby Account Bank and the Standby GDA Provider rank pro rata and pari passu with payments to the asset monitor, among others in the relevant Priority of Payments.

2.4	No Negative Balance

Notwithstanding the provisions of Section 2.1 (Instructions from the Cash Manager), amounts will only be withdrawn from any Guarantor Account to the extent that such withdrawal does not cause the relevant Guarantor Account to have a negative balance.

Article 3
Opening of Accounts and Mandates

3.1	Opening of Standby Transaction Account and Standby GDA Account, Signing and Delivery of Mandates
(a)	Upon delivery by the Guarantor (or the Cash Manager on its behalf) to the Standby Account Bank of a Standby Account Bank Notice, the Guarantor (or the Cash Manager on its behalf) will include with such Standby Account Bank Notice a completed Standby GDA Account Mandate and Standby Transaction Account Mandate in the form attached hereto as Schedule 1 (Form of Mandate) or such other form as the Standby Account Bank may from time to time deliver to the Guarantor (or the Cash Manager on its behalf) prior to delivery of a Standby Account Bank Notice, provided such additional form is acceptable to the Guarantor (or the Cash Manager on its behalf), acting reasonably.
(b)	Promptly upon receipt by the Standby Account Bank of a Standby Bank Account Notice from the Guarantor together with the completed Standby GDA Account Mandate and Standby Transaction Account Mandate, the Standby Account Bank will confirm receipt of same to the Bond Trustee and that such mandates are operative and will open and hold the Standby Transaction Account and the

Standby GDA Account for the Guarantor in accordance with the terms of this Agreement.

(c)	For greater certainty, the Standby Account Bank acknowledges that such mandates and any other mandates delivered from time to time pursuant to the terms hereof will be subject to the terms of the Security Agreement, this Agreement and the Standby GDA Agreement and to the extent of any inconsistency between the terms of such agreements and such mandates, the terms of such agreements will govern.
3.2	Amendment or Revocation

The Standby Account Bank agrees that it will notify the Bond Trustee as soon as is reasonably practicable and in accordance with Article 12 (Notices) if it receives any amendment to or revocation of the Standby GDA Account Mandate or the Standby Transaction Account Mandate relating to the Guarantor Accounts (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor (or the Cash Manager on its behalf)) and will require the prior written consent of the Bond Trustee to any such amendment or revocation (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor (or the Cash Manager on its behalf)) but, unless such Mandate is revoked, the Standby Account Bank may continue to comply with such Mandate (as it may from time to time be amended in accordance with the provisions of this Section 3.2) unless it receives notice in writing from the Bond Trustee to the effect that a Guarantor Acceleration Notice has been served on the Guarantor and will, thereafter, act solely on the instructions of the Bond Trustee or such person as the Bond Trustee may designate and in accordance with the terms of those instructions as provided in Section 5.3 (Consequences of a Guarantor Acceleration Notice) of this Agreement.

Article 4
Acknowledgement by the Standby Account Bank

4.1	Restriction on Standby Account Bank’s Rights

Notwithstanding anything to the contrary in the Mandates, the Standby Account Bank hereby:

(a)	agrees that, in its capacity as Standby Account Bank, it will not exercise any lien or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any of the Guarantor Accounts in or towards satisfaction of any liabilities owing to it by any Person (including any liabilities owing to it by the Guarantor or the Bond Trustee);
(b)	without prejudice to its rights as a Secured Creditor under the Security Agreement, agrees that it will not, solely in its capacity as Standby Account Bank and Standby GDA Provider provide, procure, or take any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement which could result in, the winding-up or liquidation of the Guarantor or the making of an administration order in relation to the Guarantor in respect of any of the liabilities of the Guarantor whatsoever for one year plus one day after all Covered Bonds are paid in full;

(c)	agrees that it will promptly notify the Guarantor, the Bond Trustee and the Cash Manager if compliance with any instruction would cause the relevant Guarantor Account(s) to which such instruction relates to have a negative balance; and
(d)	acknowledges that the Guarantor has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor Accounts and all of its rights under this Agreement to the Bond Trustee (for itself and on behalf of the Secured Creditors).
4.2	Monthly Statement

Unless and until directed otherwise by the Bond Trustee, the Standby Account Bank will and is hereby authorized to provide each of the Cash Manager, the Guarantor and the Bond Trustee with a written statement in respect of each Guarantor Account delivered in accordance with Section 12 (Notices) on a monthly basis and also as soon as reasonably practicable after receipt of a written request for a statement.

Article 5
Indemnity and Guarantor Acceleration Notice

5.1	Standby Account Bank to Comply with Cash Manager’s Instructions

Unless otherwise directed in writing by the Bond Trustee pursuant to Section 5.3 (Consequences of a Guarantor Acceleration Notice), in making any transfer or payment from any Guarantor Account in accordance with this Agreement, the Standby Account Bank will be entitled to act, without further inquiry, as directed by the Cash Manager pursuant to Section 2.1 (Instructions from the Cash Manager) and to rely as to the amount of any such transfer or payment on the Cash Manager’s instructions in accordance with the relevant Mandate, and the Standby Account Bank will have no liability hereunder to the Cash Manager, the Guarantor or the Bond Trustee for having acted on such instructions.

5.2	Guarantor’s Indemnity

Subject to the prior ranking obligations set out in the relevant Priority of Payments, the Standby Account Bank and the Standby GDA Provider will each be indemnified to the extent of funds then standing to the credit of the Guarantor Accounts against any loss, cost, damage, charge or expense incurred by the Standby Account Bank or the Standby GDA Provider in complying with any instruction delivered pursuant to and in accordance with this Agreement or the Standby Guaranteed Deposit Account Contract, respectively, save that this indemnity will not extend to (i) the charges of the Standby Account Bank or the Standby GDA Provider (if any) for the operation of such accounts other than as provided in Section 2.3 (Standby Account Bank and Standby GDA Provider Charges) of this Agreement; and (ii) any loss, cost, damage, charge or expense arising from any material breach by the Standby Account Bank of its obligations under this Agreement or any material breach by the Standby GDA Provider of its obligations under the Standby Guaranteed Deposit Account Contract, and if necessary, as determined by a court of competent jurisdiction in a final non-appealable decision. For greater certainty, payments to the Standby Account Bank and the Standby GDA Provider rank pro rata and pari passu with each other and with payments to the asset monitor, among others in the relevant Priority of Payments. The Guarantor will not amend the Priorities of Payments if such amendment negatively affects any payments (including the priority thereof) to the Standby Account Bank or the Standby GDA Provider without the consent of the Standby Account Bank or the Standby GDA Provider, as the case may be.

5.3	Consequences of a Guarantor Acceleration Notice

The Standby Account Bank acknowledges that, if it receives notice in writing from the Bond Trustee to the effect that the Bond Trustee has served a Guarantor Acceleration Notice on the Guarantor all right, authority and power of the Cash Manager in respect of each of the Guarantor Accounts will be terminated and be of no further effect and the Standby Account Bank agrees that it will, upon receipt of such notice from the Bond Trustee, comply with the directions of the Bond Trustee in relation to the operation of each of the Guarantor Accounts. Following receipt of such notice, the Standby Account Bank will be entitled to act, without further inquiry, on any direction received by the Bond Trustee pursuant to this Section 5.3 (Consequences of a Guarantor Acceleration Notice) and to rely as to the amount of any such transfer or payment on the Bond Trustee’s instructions in accordance with the relevant Mandate, and the Standby Account Bank will have no liability hereunder to the Cash Manager, the Guarantor or the Bond Trustee for having acted on such instructions.

Article 6
Change of Bond Trustee or Standby Account Bank

6.1	Change of Bond Trustee

If there is any change in the identity of the Bond Trustee, the parties to this Agreement will execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and under the Security Agreement and releasing the outgoing Bond Trustee from any future obligations under this Agreement. Notice thereof will be given to the Rating Agencies for so long as any of the Covered Bonds remain outstanding.

6.2	Limitation of Liability of Bond Trustee

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee will not assume or have any of the obligations or liabilities of the Standby Account Bank, the Cash Manager or the Guarantor under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 17 (Amendments, Modification, Variation or Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Security Agreement. Any right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor, and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 (Standard of Care) of the Security Agreement.

6.3	Change of Standby Account Bank

If the identity of the Standby Account Bank changes, the Cash Manager, the Guarantor and the Bond Trustee will execute such documents and take such actions as the new Standby Account Bank and the outgoing Standby Account Bank and the Bond Trustee may require for the purpose of vesting in the new Standby Account Bank the rights and obligations of the outgoing Standby Account Bank and releasing the outgoing Standby Account Bank from its future obligations under this Agreement.

Article 7
Termination

7.1	Termination Events

The Guarantor (or the Cash Manager on its behalf):

(a)	may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement in the event that the matters specified in paragraph (i), (vi) or (vii) below occur;
(b)	will (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders), and the Bond Trustee may in such circumstances, terminate this Agreement in the event that any of the matters specified in paragraphs (iii) to (v) (inclusive) below occur; and
(c)	in the event that any of the matters specified in paragraph (ii) below occur, the Guarantor will (or will cause the Cash Manager to) take the actions described in Section 7.6 and the Guarantor will terminate this Agreement, in each case by serving a written notice of termination on the Standby Account Bank in accordance with Article 12 (Notices) (such termination to be effective three Business Days following service of such notice and, in the case of (c), no later than five Business Days following the occurrence of any of the matters specified therein) which will direct the Standby Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of a new bank account agreement (the “New Standby Bank Account Agreement”) and a new guaranteed deposit account contract (the “New Standby GDA

Agreement”) to be entered into by the parties hereto (excluding the Standby Account Bank) substantially on the same terms as this Agreement and the Standby GDA Agreement, respectively, in any of the following circumstances:

(i)	if a deduction or withholding for or on account of any taxes is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any Guarantor Account;
(ii)	if one or more Rating Agencies downgrades the rating of the unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank or the Standby Account Bank’s issuer default rating, as applicable, below the Standby Account Bank Required Ratings;
(iii)	if the Standby Account Bank, otherwise than for the purposes of the amalgamation or reconstruction as is referred to in paragraph (iv) below, ceases or, through an authorized action of the board of directors of the Standby Account Bank, threatens to cease to carry on all or substantially all of its business or the Standby Account Bank;
(iv)	if an order is made or an effective resolution is passed for the winding-up of the Standby Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation or reconstruction the terms of which have previously been approved in writing by the Guarantor and the Bond Trustee (such approval not to be unreasonably withheld or delayed);
(v)	if proceedings are initiated against the Standby Account Bank under any applicable liquidation, insolvency, bankruptcy, sequestration, composition, reorganisation (other than a reorganisation where the Standby Account Bank is solvent) or other similar laws (including, but not limited to, presentation of a petition for an administration order) and (except in the case of presentation of petition for an administration order) such proceedings are not, in the reasonable opinion of the Guarantor, being disputed in good faith with a reasonable prospect of success or an administration order is granted or an administrative receiver or other receiver, liquidator, trustee in sequestration or other similar official is appointed in relation to the Standby Account Bank or in relation to the whole or any substantial part of the undertaking or assets of the Standby Account Bank, or an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Standby Account Bank, or a distress, execution or diligence or other process is levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Standby Account Bank and such possession or process (as the case may be) is not discharged or otherwise ceases to apply within 30 days of its commencement, or the Standby Account Bank initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, bankruptcy, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally;

(vi)	default is made by the Standby Account Bank in the performance or observance of any of its covenants and obligations, or a breach by the Standby Account Bank is made of any of its representations and warranties, respectively, under Sections 8.1(d), 8.1(e), 8.1(f), 8.1(g), 8.1(h) or 8.1(i); or
(vii)	if the Standby Account Bank materially breaches its other obligations under this Agreement or the Standby Guaranteed Deposit Account Contract, provided that the Rating Agency Condition has been satisfied with respect to the termination of this Agreement following such breach.
7.2	Notification of Termination Event

Each of the Guarantor, the Cash Manager and the Standby Account Bank undertakes and agrees to notify the Bond Trustee in accordance with Section 12 (Notices) promptly upon becoming aware thereof of any event which would or could entitle the Bond Trustee to serve a notice of termination pursuant to Section 7.1 (Termination Events).

7.3	Automatic Termination
(a)	This Agreement will automatically terminate (if not terminated earlier pursuant to this Article 7) on the date falling 90 days after the termination of the Guarantor Agreement and notice thereof to the parties to this Agreement, provided that all amounts payable under Section 2.3 (Standby Account Bank and Standby GDA Provider Charges) and Section 5.2 (Guarantor’s Indemnity) have been paid in accordance with the terms of this Agreement.
(b)	This Agreement shall automatically terminate (if not terminated earlier pursuant to this Article 7) upon the termination of the Standby Guaranteed Deposit Account Contract pursuant to Article 5 therein.
7.4	Termination by Standby Account Bank

The Standby Account Bank may terminate this Agreement and cease to operate the Guarantor Accounts at any time on giving not less than 90 days’ prior written notice thereof ending on any Business Day which does not fall on a Guarantor Payment Date or less than ten (10) Business Days before a Guarantor Payment Date to each of the other parties hereto provided that such termination will not take effect (i) until a replacement Standby Account Bank with ratings by the Rating Agencies equal to or greater than each of the Standby Account Bank Required Ratings has entered into an agreement in form and substance similar to this Agreement; and (ii) the Rating Agency Condition has been satisfied in respect thereof. For greater certainty, the Standby Account Bank will not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Standby Account Bank will use commercially reasonable efforts to assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby and, for greater certainty, at no cost to the Standby Account Bank.

7.5	Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Standby Account Bank hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Standby Account Bank’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Business Days following such termination or resignation and replacement (unless the replacement Standby Account Bank has yet to be identified at that time, in which case notice of the replacement Standby Account Bank may be provided no later than ten (10) Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Standby Account Bank, all information relating to the replacement Standby Account Bank required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Standby Account Bank.

7.6	Replacement of Standby Account Bank Under Certain Circumstances

If one or more Rating Agencies downgrades the rating of the unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank or the Standby Account Bank’s issuer default rating, as applicable, below the Standby Account Bank Required Ratings, no later than five (5) Business Days following such occurrence, the Guarantor (or the Cash Manager on its behalf) will do the following:

(a)	engage a replacement Standby Account Bank with ratings by the Rating Agencies equal to or greater than each of the Standby Account Bank Required Ratings and enter into the New Standby Bank Account Agreement and the New Standby GDA Agreement;
(b)	subject to Section 7.6(c), direct the Standby Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement (it being understood that all such funds must be transferred within the five (5) Business Day period to such replacement accounts); and
(c)	to the extent it is not practicable within the five (5) Business Day period to transfer the funds held in the Guarantor Accounts to replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement, within 30 days following such occurrence, direct the Standby Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement (it being understood that all such funds must be transferred within the 30 day period to such replacement accounts), provided that, during such 30 day period, any amounts received into the Guarantor Accounts shall be transferred or otherwise deposited to the replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement, as applicable, within five (5) Business Days of receipt.

Article 8
Representations And Warranties; COVENANT

8.1	Standby Account Bank Representations, Warranties and Covenants

The Standby Account Bank represents and warrants to, and covenants with, each of the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to any Guarantor Account held with the Standby Account Bank and on each Guarantor Payment Date, that:

(a)	it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;
(b)	(i) the execution, delivery and performance by the Standby Account Bank of this Agreement are within the Standby Account Bank’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Standby Account Bank, (2) any law, rule or regulation applicable to the Standby Account Bank, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Standby Account Bank or its property;
(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and
(d)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(e)	it will comply with the provisions of, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party;
(f)	it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(g)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(h)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(i)	it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and
(j)	the unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank rated by each of the Rating Agencies are at or above each of the Standby Account Bank Required Ratings.
8.2	Notification and Survival

The Standby Account Bank undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained Section 8.1 (Standby Account Bank Representations, Warranties and Covenants) ceases to be true. The representations, warranties and covenants set out in Section 8.1 (Standby Account Bank Representations, Warranties and Covenants) will survive the signing and delivery of this Agreement.

Article 9
Non-Petition

9.1	Non-Petition

The Guarantor, the Cash Manager, the Standby Account Bank and the Standby GDA Provider agree that they will not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any general partners of the Guarantor, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer will be outstanding or there will not have elapsed one year plus one day since the last day on which any such securities will have been outstanding. The foregoing provision will survive the termination of this Agreement by any of the parties hereto.

Article 10
Further AssuranceS

10.1	Further Assurances

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

Article 11
Confidentiality

11.1	Confidentiality

None of the parties hereto will during the term of this Agreement or after its termination disclose to any Person whatsoever (except as provided herein, in accordance with the CMHC Guide, the Covered Bond Legislative Framework or in any of the Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental, regulatory or other taxation authority or ordered to do so by a court of competent jurisdiction or by the Canada Revenue Agency) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the ordinary course of its duties hereunder have become possessed and each of the parties hereto will use all reasonable endeavours to prevent any such disclosure.

Article 12
Notices

12.1	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand, e-mail or facsimile transmission and will be deemed to be given (if by e-mail or facsimile transmission) when dispatched, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. (Toronto time) on a Business Day or on the next Business Day if delivered thereafter or on a day which is not a Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)	in the case of The Bank of Nova Scotia in its capacity as Cash Manager, to The Bank of Nova Scotia, at its Executive Offices, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(b)	in the case of the Guarantor, to Scotiabank Covered Bond Guarantor Limited Partnership, c/o The Bank of Nova Scotia, at its Executive Offices, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(c)	in the case of the Standby Account Bank and Standby GDA Provider, to Canadian Imperial Bank of Commerce, Brookfield Place, 11th Floor, 161 Bay Street, Toronto, Ontario, M5J 258 (facsimile number 416-594-7192) for the attention of Vice President, Treasury, email: Wojtek.Niebrzydowski@cibc.ca; and
(d)	in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1

(facsimile number 416-981-9777) for the attention of the Manager, Corporate Trust, email: corporatetrust.toronto@computershare.com,

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Section.

Article 13
Interest

13.1	Interest Payments on Standby Transaction Account

In respect of each period from (and including) the first day of each month (or, in respect of the first such period, the first applicable day) to (but excluding) the last day of each month, the Standby Account Bank will pay, on the 10th Business Day after month end, interest in arrears on any cleared credit balances on the Standby Transaction Account and any other accounts opened by the Guarantor with the Standby Account Bank other than the Standby GDA Account at rates that are generally applicable to the business customers of the Standby Account Bank.

13.2	Interest Payments on Standby GDA Account

Notwithstanding Section 13.1 above, interest will be paid on the Standby GDA Account in accordance with the terms of the Standby Guaranteed Deposit Account Contract.

Article 14
Payments and Withholding

14.1	Payments and Withholding

The parties agree that payments required to be made hereunder will be made in accordance with Article 2 (Standby Transaction Account and Standby GDA Account) and that all payments by the Standby Account Bank under this Agreement will be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Standby Account Bank will:

(a)	ensure that the deduction or withholding does not exceed the minimum amount required by law;
(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;
(c)	furnish to the Guarantor and the Bond Trustee within the period for payment permitted by the relevant law, either:
(i)	an official receipt of the relevant taxation or other authorities involved in respect of all amounts so deducted or withheld; or

(ii)	if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and
(d)	account to the Guarantor in full by credit to the Standby GDA Account for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Standby Account Bank has made pursuant to this Article 14 and which is subsequently received by the Standby Account Bank and, for greater certainty, the Standby Account Bank will have no obligation to obtain any rebate, repayment or reimbursement of any such deduction or withholding.

Article 15
ENTIRE AGREEMENT

15.1	Entire Agreement

This Agreement and the Standby GDA Agreement contain the entire agreement between the parties hereto in relation to the services to be performed hereunder and supersede any prior agreements, understandings, arrangements, statements or representations relating to such services. Nothing in this Article or Agreement will operate to limit or exclude any liability for fraud.

Article 16
Assignment

16.1	Assignment

Save as provided in or contemplated in this Agreement, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder, and the Standby Account Bank may not act through any branch outside of the Province of Ontario, without the prior written consent of the other parties hereto and the Rating Agency Condition having been satisfied in respect of any such assignment or transfer. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Business Days’ prior written notice of such assignment to DBRS.

16.2	Assignment to Bond Trustee

Notwithstanding the provisions of Section 16.1 above, the parties hereto acknowledge that the Guarantor may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement.

Article 17
limitation of liability

17.1	Limitation of Liability

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

Article 18
AmendmentS, modification, variation or waiver

18.1	Amendments, Modification, Variation or Waiver
(a)	Any amendment, modification, variation or waiver to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement will be effective unless it is in writing and signed by (or by some Person duly authorised by) each of the parties. Each proposed amendment or waiver of this Agreement that is considered by the Guarantor to be a material amendment, modification, variation or waiver will be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) the definition of “Standby Account Bank Required Ratings” that lowers the ratings specified therein, or (ii) the consequences of breaching a Standby Account Bank Required Rating that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor (or the Cash Manager on its behalf) will deliver notice to the Rating Agencies of any amendment or waiver which does not require satisfaction of the Rating Agency Condition with respect thereto provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement will constitute a waiver or preclude any other or further exercise of that or any other right.
(b)	Notwithstanding the foregoing, if at any time the Issuer determines that any one rating agency shall no longer be a Rating Agency, then, so long as (i) the Program is in compliance with the terms of the CMHC Guide, and (ii) each outstanding series of Covered Bonds is rated by at least two Rating Agencies, the ratings triggers for such rating agency will no longer be applicable to the Program without any action or formality, including for greater certainty satisfaction of the Rating Agency Condition with respect to any Rating Agency or consent or approval of the Bond Trustee or the holders of the Covered Bonds. Any amendments to this Agreement to reflect the foregoing shall be deemed not to be a material amendment and may be made without the requirement for satisfaction of the Rating Agency Condition with respect to any Rating Agency or consent or approval of the Bond Trustee or the holders of the Covered Bonds.

Article 19
Exclusion of Third Party Rights

19.1	Exclusion of Third Party Rights

Except as otherwise expressly provided in this Agreement, the parties hereto intend that this Agreement will not benefit, or create any right or cause of action on behalf of, any Person other than a party hereto and that no Person, other than a party hereto, will be entitled to rely on the provisions of this Agreement in any proceeding.

Article 20
Scope Of Duty

20.1	Scope of Duty

The Standby Account Bank undertakes to perform only such duties as are expressly set forth in this Agreement and to deal with the Guarantor Accounts with the degree of skill and care that the Standby Account Bank accords to all accounts and funds maintained and held by it on behalf of its customers. Notwithstanding any other provision of this Agreement, the parties agree that the Standby Account Bank will not be liable for any action taken by it or any of its directors, officers or employees in accordance with this Agreement except, subject to Section 5.1 (Standby Account Bank to Comply with Cash Manager’s Instructions), for its or their own gross negligence or wilful misconduct, and if necessary, as determined by a court of competent jurisdiction in a final non-appealable decision. In no event will the Standby Account Bank be liable for (i) losses or delays resulting from force majeure, computer malfunctions, interruption of communication facilities or other causes beyond the Standby Account Bank’s control or for indirect or consequential damages, or (ii) any loss due to any altered, forged, fraudulent or unauthorized Financial Instruments.

Article 21
Waiver Of Formalities

21.1	Waiver of Formalities

The Guarantor hereby waives in favour of the Standby Account Bank certain statutory or other customary formalities of the Bills of Exchange Act (Canada) which include, for greater certainty, formalities relating specifically to presentment, protest, noting and notice, with respect to all Financial Instruments prepared, signed or endorsed and delivered to the Standby Account Bank hereunder; and the Standby Account Bank will not, in any circumstances, be liable for the failure or omission to carry out any such formalities in connection with any Financial Instrument.

Article 22
Counterparts

22.1	Counterparts

This Agreement may be executed in any number of counterparts (manually, e-mail or by facsimile) and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same instrument.

Article 23
Governing Law

23.1	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

23.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

The Bank of nova scotia, as Cash Manager and Issuer
Per:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

COMPUTERSHARE trust company of canada, as Bond Trustee
Per:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

Per:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

CANADIAN IMPERIAL BANK OF COMMERCE, as Standby Account Bank and Standby GDA Provider
Per:	/s/ Claudia Lai
Name: Claudia Lai
Title: Vice-President
Per:	/s/ Dave Dickinson
Name: Dave Dickinson
Title: Vice-President

Schedule 1

Form of Mandate

In the form attached

Commercial Banking and Corporate Banking Business Account Operating Terms and Agreements

Our Commitment to You

Understanding Our Hold Policy on Cheques

What’s

Your Privacy is Protected

inside

Commercial Banking and Corporate Banking Business Agreement

8102-2013/04

TABLE OF CONTENTS

Our Commitment to You – To Exceed Your Expectations 3 Understanding our Hold Policy on Cheques 6 Your Privacy is Protected 7 Commercial Banking and Corporate Banking Business Agreement 9

OUR COMMITMENT TO YOU:

TO EXCEED YOUR EXPECTATIONS

As a CIBC Client, you should expect nothing less than the best possible service every time you deal with one of our representatives in person, by letter, on the telephone or when doing your banking electronically through our banking machines or Online Banking.

Our aim is to build a long-term relationship with you. The foundation of this relationship is our Service Commitment – to anticipate and exceed your expectations. Our Service Commitment sets out the standards that our Clients can expect from CIBC, and that we demand of ourselves.

EVERYONE AT CIBC IS ACCOUNTABLE TO YOU, OUR CLIENT

From the Client Service Representative in your branch/business centre to the Chief Executive Officer – everyone at CIBC is accountable for our Service Commitment.

SIMPLE BEGINNING: TALK OPENLY WITH YOU

Wherever you do business at CIBC, you can expect us to be open and forthcoming. This applies to our written documents as well – we’re working to put our documents in plain language, to make them easier for you to read and understand.

CANDID EXPLANATIONS OF OUR SERVICE FEES

We’ll explain the rates, terms and conditions relating to our products and services clearly, including any fees or sales commissions that may apply. We’ll also alert you that certain investments may carry greater risks. If, for some reason, we cannot provide a product or service, we’ll explain why and suggest alternatives. Our service fees are based on three principles:

1. They should be simple to understand.

2. They should reflect our commitment to deliver options and value.

3. They should provide you with choices to reduce or even eliminate certain fees.

YOURPRIVACYISPROTECTED

An important part of the CIBC Service Commitment is your right to privacy. Even as we expand our products and services, and the technology we use to provide them, keeping your information and affairs confidential is fundamental to the way we do business.

OUR PROCESS FOR RESOLVING YOUR COMPLAINTS

We have created a process for dealing with client concerns and complaints that we believe is both effective and efficient. We expect every CIBC employee who receives a client complaint to take ownership, and ensure that the complaint is resolved quickly.

If you have a complaint or concern, we encourage you to follow the complaint procedure outlined here.

STEP 1

WHERE YOU DO BUSINESS WITH US

In most cases, a complaint is resolved simply by telling us about it and discussing it with us. You should be able to get swift results by talking to our employees or Manager where you do business with us. If they can't resolve the problem to your satisfaction, they will immediately refer you to a Client Care Specialist who will make every effort to resolve the problem quickly and to your satisfaction.

STEP 2

BUSINESS CONTACT CENTRE

If you are uncomfortable discussing the issue with our employees or the Manager of the location where the problem has occurred, or if they have not resolved the problem to your satisfaction, you can contact the CIBC Business Contact Centre directly.

Contacting the Business Contact Centre

Via Phone & Fax

Main Line	Phone: Fax:	1 888 947-7736 1 866 463-9004
Clients in Quebec	Phone: Fax:	1 800 324-7542 1 866 338-3880

NOTE: If your CIBC Relationship Manager provided you with contact numbers for the Business Contact Centre that are different from those listed above, please continue to use those from your Relationship Manager.

Via Mail

Toronto Office
CIBC Business Contact Centre
5650 Yonge Street, 14th Floor
Toronto, Ontario
Canada M2M 4G3

Quebec Office
Centre de Services aux Entreprises
1155 rue Rene Levesque Ouest, Bureau 330
Montreal, Quebec
Canada H3B 4P9

Be sure to include:

- Your name
- Your address where you prefer to be reached
- If you prefer, fax number with area code
- The nature of your complaint
- Details relevant to the matter and with whom you have already discussed the issue

If you are dissatisfied with the decision of the CIBC Business Contact Centre, you may contact or be directed to the CIBC Ombudsman.

Page 4 of 18

STEP 3

CIBC OMBUDSMAN

The CIBC Ombudsman’s most important task is to review the details of any complaint objectively and impartially. Assuming you have followed the complaint escalation steps outlined above, the CIBC Ombudsman will acknowledge your complaint right away.

Then, providing legal action has not been taken on the matter, the Ombudsman immediately goes to work.

In most cases, you will receive a decision regarding your concern within ten working days.

YoucanreachtheCIBCOmbudsmanby:

Telephone: 1 800 308-6859 or (416) 861-3313 in Toronto Fax: 1 800 308-6861 or (416) 980-3754 in Toronto E-mail: ombudsman@cibc.com Write to: CIBC Ombudsman

P.O. Box 342, Commerce Court, Toronto, ON M5L 1G2

If the above steps do not resolve your concern, you may consider escalating the matter further.

OMBUDSMAN FOR BANKING SERVICES AND INVESTMENTS (OBSI)

You can contact the OBSI who is independent from CIBC, and whose purpose is to review your personal or business complaint when you cannot accept the decision of the CIBC Ombudsman.

You can reach the Ombudsman for Banking Services and Investments by:

Telephone: 1 888 451-4519 Fax: 1 888 422-2865 E-mail: ombudsman@obsi.ca Web Site: www.obsi.ca

Write to: Ombudsman for Banking Services and Investments P. O. Box 896 STN. Adelaide, Toronto, ON M5C 2K3

THE FINANCIAL CONSUMER AGENCY OF CANADA

The Financial Consumer Agency of Canada (FCAC) supervises federally regulated financial institutions, such as CIBC, to ensure they comply with federal consumer protection laws.

The FCAC also helps educate consumers and monitors industry codes of conduct and public commitments designed to protect the interest of consumers.

Federal consumer protection laws affect you in a number of ways. For example, financial institutions must provide you with information about their fees, interest rates and complaint handling procedures.

For more information, please contact the FCAC by:

Telephone: 1 866 461-3222 Web Site: www.fcac-acfc.gc.ca

If you have a regulatory complaint, you can contact the FCAC in writing at:

Financial Consumer Agency of Canada 6th Floor, Enterprise Building 427 Laurier Ave. West, Ottawa, ON K1R 1B9

The FCAC will determine whether the financial institution is in compliance. It will not, however, resolve individual consumer complaints.

THE PRIVACY COMMISSIONER OF CANADA

If your concern involves a privacy issue you may contact the Office of the Privacy Commissioner of Canada by:

Telephone: (613) 995-8210 or 1 800 282-1376 Fax: (613) 947-6850 Web Site: www.privcom.gc.ca

ADDITIONAL INFORMATION FOR OUR BUSINESS AND AGRICULTURE CLIENTS

THE CIBC BUSINESS CREDIT PROCESS

Business Credit is essential to many agricultural or business clients. As part of our commitment to open communications, the following outlines the steps involved in the CIBC credit application approval process.

APPLYING FOR BUSINESS CREDIT

At any CIBC Branch or office where agricultural or business affairs are conducted, we will provide clear direction on how to apply for credit for your business and how to develop an effective business plan.

THE CREDIT APPROVAL PROCESS

CIBC assesses each business credit application on its own merits. The key determining factors in obtaining credit include: the soundness of your business plan, the ability of your business to repay the loan requested, the long-term viability of your business, the credit history of your business, if any, and the personal credit history of the key principal (s) of your business.

Once your application is approved, CIBC will advise you of the terms and conditions of the financing arrangement for your business, including the information and documentation we will need. At your business’ request, CIBC will be happy to provide the requirements in writing.

IF YOUR BUSINESS CREDIT APPLICATION IS DECLINED

To the extent permitted by law or regulation, CIBC will inform you what the main reasons for the decision are, and at the same time review with you what requirements are necessary for us to reconsider your business credit application. We’ll also provide information on alternative sources of financing, such as government assistance programs and venture capital.

IF YOUR BUSINESS CIRCUMSTANCES CHANGE

Sometimes clients who have a credit relationship with us experience a significant change in their business. This could include financial difficulty or, conversely, a need for additional funds due to rapid growth. If any such changes occur, CIBC will review your existing arrangements to determine next steps. We may ask you for additional information, and we’ll give you reasonable opportunity to provide it.

If CIBC’s review determines that a change in our credit relationship is necessary, CIBC will provide you with at least 30 days notice of what those changes will be, unless we believe, based on reasonable grounds, that a shorter notice period is needed to protect our interest. The changes might include amendments to your terms, conditions, fees or lending margins.

Part of the CIBC Service Commitment mandate is to meet the changing needs of our business and agricultural clients. For that reason, we believe the sooner we talk, the sooner we can work together towards viable solutions

UNDERSTANDING OUR HOLD POLICY ON CHEQUES

For purposes of this policy:

“Cheque” also includes certified cheques, bank drafts, money orders and other instruments

Saturday, Sunday and holidays are not business days

UNDERSTANDING HOLD PERIODS

When you deposit a cheque in your Business Account, a hold period may apply to allow time for the cheque to clear. The funds will appear in your account at the time of deposit, but you may not be able to access them until the hold period expires.

Even after the hold period expires, there is no guarantee that a cheque will not be returned to us unpaid. If a cheque is returned unpaid for any reason at any time, either during or after the expiry of the hold period, we have the right to charge the amount of the cheque to your account.

We may also accept cheques from you on “collection”, meaning that only if and when CIBC receives payment from the financial institution on which the cheque is drawn will the funds be credited to your account and you have access to the funds.

HOW LONG ARE FUNDS HELD?

The length of the hold period for cheques depends on the currency, amount of the cheque and other factors:

• For a CDN$ cheque drawn on a financial institution's branch located in Canada, the normal length of time we will hold funds is 4 business days after the day of deposit. The maximum hold periods are as follows:

Cheque Amount	Way You Deposit	Maximum Hold Period
$1,500 or less	In branch	*4 business days* after day of deposit
	By ABM or any other way	*5 business days* after day of deposit*
Greater than $1,500	In branch	*7 business days* after day of deposit
	By ABM or any other way	*8 business days* after day of deposit*

* For the CIBC Wallet Depository Service, the day of deposit is considered to be the day that the wallet's contents are accepted for deposit and processed by CIBC.

• For a non-CDN$ cheque drawn on a financial institution's branch located in Canada, the normal length of time we will hold funds is 10 business days. The maximum hold period is 20 business days.

• For a non-CDN$ cheque drawn on a financial institution's branch located outside of Canada, the normal length of time we will hold funds is 15 business days. The maximum hold period is estimated to be 30 business days.

REASONS WE MAY HOLD THE FUNDS BEYOND THE MAXIMUM PERIOD

We may extend the maximum hold periods in some circumstances, including (but not limited to) where:

- CIBC has reasonable grounds to believe that the deposit is being made for illegal or fraudulent purposes in relation to an account
- CIBC has reasonable grounds to believe that there is material increased credit risk
- an account has been open for less than 90 days
- the cheque is not encoded with magnetic ink character recognition or is not readable by operational systems (for example, if damaged or mutilated)
- the cheque has been endorsed more than once
- the cheque is deposited six months or more after the date of the cheque

The hold period under these circumstances is estimated to be 30 business days and could be longer for non-CDN$ cheques drawn on a financial institution's branch located outside of Canada.

ACCESS TO DEPOSITED FUNDS LIMIT

An Access to Deposited Funds Limit may apply to cheque deposits you make in branch, at an ABM or any other way. This is the dollar amount you will have access to until the hold period expires on your deposit. CIBC may change the Access to Deposited Funds Limit at any time and without notice to you.

CIBC's Hold Policy and Access to Deposited Funds Limits are subject to the terms and conditions of the Commercial Banking and Corporate Banking Business Agreement, which governs your account.

YOUR PRIVACY IS PROTECTED

DISCLOSURE NOTICE

Doing business with a financial institution involves providing information about yourself. At CIBC, you have control over how your information is obtained, used and given out. Your information is kept confidential and your privacy is protected. This is explained in our brochure, "Your Privacy is Protected". Please pick up this brochure at any branch or office of CIBC, or on our Web site: www.cibc.com. This disclosure notice contains a short summary.

We obtain information about you to:

- *identify you or locate you*
- *protect us both against error and fraud*
- *understand your needs and eligibility for products and services*
- *recommend particular products and services to meet your needs*
- *provide ongoing service*
- *comply with legal or regulatory requirements.*

If you are an individual client:

- *the Income Tax Act requires us to ask for your Social Insurance Number when opening an interest bearing or investment account*
- *we may verify some of the information you give us with your employer or your references*
- *health information you have given to CIBC or a CIBC insurance company is not shared within the CIBC group.*

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YOU CAN EXPECT US TO PROTECT YOUR PRIVACY

Your information and the business you do with us is kept in strict confidence. Only authorized personnel have access to your information. We collect, use and disclose personal information only for purposes that a reasonable person would consider appropriate in the circumstances. We don’t sell your information to third parties. Our procedures and systems are designed to protect your information from error, loss and unauthorized access. We keep your information only as long as it is needed. We monitor our compliance with applicable privacy legislation.

We may review and analyze your use of products and services, including transactions in your accounts, to help protect you from unauthorized use of your accounts, to help us serve you better, and to tell you about other products and services. We also collect and analyze information from other sources for the same reasons.

YOU CAN GIVE — OR WITHDRAW — YOUR CONSENT

We need to get your express or implied consent before obtaining or using information about you, or disclosing this information to anyone. (There are exceptions, such as when we are required or permitted by law, or it is necessary for our protection.) You can withdraw this consent whenever you want, unless legal requirements prevent this.

There are some exceptions: to continue to have credit with CIBC, you must allow us to update your credit information, or in the case of business credit, to update credit information on the business itself or the key principal(s) of the business. Not allowing us to use information about you may mean we can’t provide certain products or services which may be of use to you

YOU CAN REVIEW AND MAKE CORRECTIONS TO YOUR INFORMATION

You can review your information held by CIBC and make corrections to it. Call us at 1 888 947-7736 or 1 800 324-7542 for services in French, and we will be pleased to assist you further. We may ask you to put your request in writing. There may be a charge for such a request; if so, we’ll advise you beforehand. We’ll respond to your request within 30 days. If we need to extend the time, or we have to refuse your request, we’ll tell you why, subject to any legal restrictions. If you have a sensory disability, we’ll give you access to your information in an alternative format if we have it or if it’s reasonable and necessary.

YOU CAN CHOOSE NOT TO RECEIVE DIRECT MARKETING

We may tell you about products or services through direct mail, telephone, or other means. If you do not wish us to do so, follow the instructions below. This will not limit information which we may send to you with your account statement, or discussions with your service representative/adviser.

YOU CAN TELL US YOU DON’T WANT US TO SHARE INFORMATION WITHIN THE CIBC GROUP

Sharing your information enables us to bring suitable products and services of other members of the CIBC group to your attention, such as mutual funds and RRSPs. CIBC will share your information within the CIBC group, unless prohibited by law or you advise us otherwise.

Let us know if you don’t want us to use information about you as set out above, by calling 1 888 947-7736 or 1 800 324-7542 for services in French.

In this disclosure notice, “CIBC” and “CIBC group” includes Canadian Imperial Bank of Commerce and its subsidiary companies.

8102-2013/04

Commercial Banking and Corporate Banking Business Agreement

INTRODUCTION

PART I – Account Operation Agreement

PART II – Instructions by Telephone, Fax and Internet E-Mail

PART III – Commercial Bank Machine Service (for Full/Deposit Only Function)

INTRODUCTION

Unless otherwise defined in this Agreement, in this Agreement:

- "Account" or "your account", if you have more than one account with CIBC, means each such account, and includes a mutual fund account.
- "Agreement" means this Commercial Banking and Corporate Banking Business Agreement.
- "Branch" means any branch/business contact centre of Canadian Imperial Bank of Commerce indicated on a Business Account and Services Application and Agreement or other document that you have signed that incorporates the terms of this Agreement.
- "CIBC" means Canadian Imperial Bank of Commerce
- "We", "us" and "our" refer to CIBC.
- "You" and "your" refer to the sole proprietor, partnership, corporation, unincorporated association or other person or entity or any other type of business structure who has signed a document that incorporates the terms to this Agreement.

Unless the context requires otherwise, words in this Agreement which are in the singular include the plural meaning, and words which are in the plural include the singular meaning.

CIBC may change this Agreement, in whole or in part, at any time. CIBC is not required to give you prior notice of the amendment. CIBC will give you notice of the change by (at its option) posting a notice in your branch of account and/or mailing notice to you (with or on your account statement, or otherwise). You may obtain a copy of the revised or replacement Agreement at any CIBC branch in Canada.

If any clause of this Agreement or any document that incorporates this Agreement is found by a court to be void or unenforceable, that clause will be severed without affecting any other provisions of that document or this Agreement.

This Agreement will be governed by and construed in accordance with the laws of the Province where the Branch that administers your account is located and the laws of Canada. You irrevocably submit to the exclusive jurisdiction of the courts of such Province for the purposes of any legal or other proceedings relating to this Agreement.

PART I – ACCOUNT OPERATION AGREEMENT

In consideration of CIBC dealing with or continuing to deal with you in connection with your banking business with CIBC, you agree with CIBC as follows:

1. **Statements, Account entries and balances.** We will provide you with electronic or online access to your statements, Account entries and balances through Online Banking, CIBC Cash Management Online™ (CMO), Telephone Banking and/or CIBC automated bank machines. If you receive paper-based statements for your Account and copies of Items that relate to it, you authorize CIBC, until further notice, to mail your statements and copies of related Items to you (at your risk) from time to time (by ordinary mail) to the most recent address recorded by the Branch that administers your Account, or such other address specified by you in writing to CIBC. You will notify CIBC promptly in writing of any change of your address. Such notice must be made to the manager of your Branch of account. If you maintain Accounts at more than one branch, you must notify each such branch. If a statement is returned to CIBC as undeliverable, you understand that until such time as you provide CIBC with a current mailing address, no further paper-based statements will be mailed to you, you will be liable for all damages, losses and expenses incurred by you and CIBC arising from your failure to notify CIBC in accordance with this section, and you will be bound by the terms of this Agreement that apply to electronic or online access to statements and Items, Account entries and balances.

2. **Responsibility to review statements, Items, Account entries and balance and give notice.** You agree to review your statements, Items, Account entries and balances at least once every 30 days. You further agree to notify CIBC in writing of any errors, irregularities or omissions that you discover including, among other things, improper debits, and Instruments that are altered, are missing signatures or bear forged or unauthorized signatures, as follows:
   a) within 30 days after your electronic or online statement ("eStatement") has been made available to you;
   b) within 30 days of the date CIBC mails your paper-based statement to you; or
   c) within 60 days after the date on which the entry was, or should have been, posted to your Account according to CIBC's records, if you elect to use CIBC Cash Management Online, Telephone Banking or CIBC automated bank machines to review your Account entries in lieu of receiving paper-based statements or eStatements.

   CIBC's records will be conclusive evidence of the date CIBC makes available your eStatement or Account entries to you, or mails your paper-based statement. You assume all risk of loss and are bound by the terms of this Agreement even if a statement or related Item is delayed or lost in the mail or is returned to CIBC for any reason, or if you fail to update your bankbook or use Online Banking, CIBC Cash Management Online, Telephone Banking, or CIBC automated bank machines to review statements or Account entries as required above. Failure to notify CIBC will have the result described in section 3

3. **Failure to notify CIBC.** Except as stated in section 4, upon the expiry of the applicable period mentioned in section 2, it will be finally and conclusively settled between CIBC and you that:
   a) all entries and balances on your Account are true and correct;
   b) all Instruments paid from your Account are genuine, duly authorized and properly signed;
   c) all amounts that have been charged to your Account are properly chargeable to you (including, among other things, all interest and service charges, even if the statement does not disclose how any interest or charges are calculated);
   d) you are not entitled to be credited with any amount that is not shown on your statement or Account entries; and
   e) you release CIBC, its directors, officers, employees and agents from all claims in connection with your Account and any Items related to your Account.

4. **Exceptions.** The provisions of section 3 do not apply to:
   a) errors, irregularities and omissions if you notify CIBC in writing within the applicable time period mentioned in section 2 except as stated in section 5, and,
   b) any amounts mistakenly or improperly credited to your Account which CIBC may correct at any time.

5. **Exclusion of Liability.** CIBC will not under any circumstances be liable to you for any damages or losses, even if CIBC is notified within the applicable time period mentioned in section 2, arising, directly or indirectly, from or in connection with:
   a) your failure to comply with any provision of this Agreement,
   b) incomplete or incorrect information you supplied to CIBC,
   c) any act or omission by you or any of your employees, agents or other representatives,
   d) any forged or unauthorized endorsement on, or alteration of , an Instrument drawn on your Account (unless CIBC negotiated the Instrument), or

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e) any forged or unauthorized signature upon an Instrument, unless you prove:

- the loss was not caused in whole or in part by any of the events described in (i) to (iii) of this section 5; and
- the loss was unavoidable despite your having taken all reasonable steps to prevent the forged or unauthorized signature and the resulting loss and your having in place the procedures and controls to supervise and monitor your employees, agents or other representatives.

6. **Preparation of Instruments and internal supervision.** You either have in place or will immediately put into place systems, procedures and controls effective to prevent and/or detect thefts of, and forgeries and frauds involving, Instruments. You will also notify CIBC as soon as possible, (but in no event later than 24 hours) after learning or suspecting of any loss or theft of Instruments or any other circumstances from which one may reasonably infer that a fraud may occur in connection with your Account.

7. **Stop payments.** (This section does not apply if you have made other arrangements in writing with CIBC in regards to stop payment of Instruments and/or pre-authorized debits). If you give CIBC instructions to stop payment of any Instrument or any pre-authorized debit (such Instrument or pre-authorized debit, as the case may be, is referred to in this section as the "Debit Item"), you acknowledge that you will provide CIBC with complete details of the Debit Item, and pay the appropriate service charge. CIBC will use all reasonable efforts to stop payment of the Debit Item. You acknowledge that stop payment instructions for a Debit Item remain in effect only for a limited period as established by CIBC from time to time, and that CIBC will have no liability to you or any other person if such Debit item is paid after the expiry of such period. If your stop payment instructions are received after a Debit Item has already been paid, CIBC will refund you the service charge and you will have no further claim against CIBC. CIBC is only required to stop payment of the Debit Item if it matches exactly the details you have provided. If any of the relevant details are wrong and CIBC pays the Debit Item, CIBC does not have to reimburse you for the amount of the Debit Item or the service charge. If for any other reason the Debit Item is paid, then subject to the terms of this section, CIBC will reimburse you for the amount of the Debit Item (and refund you the service charge) unless it represents payment of a just debt. You will review your account statements to determine if the Debit Item has been paid in error, and, if so, you will notify CIBC immediately. CIBC will not, however, be required to reimburse you for the amount of the Debit Item unless you notify CIBC within the time period specified in section 2 above.

8. **Holds Policy.** You agree that a waiting period or "hold" as disclosed in CIBC's hold policy (as amended from time to time) will be placed on the amount of Instruments deposited or transferred to your Account before you are able to withdraw the funds. CIBC may, however, in its sole discretion, establish an access to deposited funds limit for your Account which is the portion of your deposit to which you may have immediate access during the hold period. CIBC may change or cancel this limit at anytime with or without any notice to you. Instruments may be returned unpaid for any reason, either during or after the expiry of the applicable hold period, or after release by CIBC of the hold. You will be solely responsible for returned Instruments and CIBC has the right to charge the amount of any returned Instrument to any of your Accounts. In that case, CIBC may attempt on your behalf to obtain payment for the Instrument from the drawer of the Instrument or the drawer's financial institution, but CIBC will not be liable for doing so late or improperly or not doing so at all.

9. **Debiting your account.** CIBC may debit any Account of yours at any branch of CIBC with the amount of (i) any counterfeit or otherwise invalid currency deposited or transferred to your Account, (ii) any Instrument that is payable at a CIBC Branch and that is drawn, made or accepted by you, or (iii) any Instrument that, having been previously cashed by CIBC or credited to any of your Accounts is returned to CIBC for any reason or in respect of which CIBC does not receive settlement for any reason (whether or not such return or non-settlement is in compliance with the By-laws or Rules of the Canadian Payments Association or the clearing and settlement rules, regulations or laws of any other jurisdiction). You will owe CIBC each amount so debited. You will reimburse CIBC for any charges and expenses that CIBC reasonably incurs in connection with any of the above matters.

If you draw any Instrument on CIBC and the Instrument is negotiated at any branch or agency of CIBC, CIBC may, at its discretion, immediately debit the amount of the Instrument from the account on which it is drawn.

CIBC may debit your account in connection with any Instrument which would otherwise be an improper debit if the result is that a just debt of yours is paid. You will continue to be liable for Instruments drawn on or deposited to your Account which are outstanding and have not been cleared even after your Account has been closed regardless of whether such closure is initiated by CIBC or voluntarily by you.

10. **Waiver of presentment, etc.** You waive every presentment, notice of dishonour and protest of every Instrument that you have drawn, accepted or endorsed and that is at any time delivered to any branch of CIBC for any purpose. You agree that, in such case, you will be liable to CIBC on every such Instrument as if presentment, notice of dishonour and protest had been duly done or given. If CIBC considers that it is in either its or your interest that any such Instrument should be noted or protested for any reason then, at CIBC's discretion, it may be noted or protested accordingly, at your expense, and you will owe CIBC the amount of such expenses. CIBC will not, however, be liable to you for any failure or omission to note or protest any such Instrument.

11. **Endorsement.** If you deposit any Instrument to your Account or endorse any Instrument, you will be conclusively considered to have (i) guaranteed the authenticity of all endorsements, and (ii) undertaken that you will supply any necessary endorsements. This means that you will reimburse CIBC for the amount of any Instrument if, due to the nature of any endorsement or its being forged or unauthorized, payment to you was improperly made, or if any necessary endorsements are not supplied to CIBC within a reasonable time. You appoint the Manager or Acting Manager of the Branch that administers your Account as your attorney from time to time to endorse, in your name, all Instruments that are either cashed to your credit or deposited to your account and that you have not endorsed.

12. **Dormant Accounts.** You may not be provided with eStatements if there are no entries posted to your Account in respect of transactions, interest or service fees or other charges for at least six months. Paper-based statements will not be sent to you if there are no entries posted to your Account in respect of transactions, interest or service fees or other charges since either the date your Account was opened or the date of the last statement sent to you. CIBC is entitled to close your Account if there have been no deposits, withdrawals or Instruments drawn on your Account for any period of six consecutive months and the balance is nil.

13. **CIBC's right to freeze or close your account.** CIBC may freeze or close your Account without notice if required by law or if at any time CIBC has reasonable grounds to believe that you did or may commit fraud, use your account for any unlawful or improper purpose, cause a loss to CIBC, operate your Account in a manner unsatisfactory to CIBC or contrary to CIBC policies, or violate the terms of any agreement applicable to your Account or any account-related service. CIBC may also close your Account if you are a victim of fraud or identity theft in order to prevent future losses.

14. **Third party demands.** CIBC will comply with any lawful third party demands that it receives in respect of your Account. You agree that if CIBC complies with a third party demand, it may charge its reasonable costs to do so against your Account.

15. **Legal representatives.** If your legal representative demonstrates legal authority to act on your behalf (for example, by way of power of attorney), CIBC may accept and act in accordance with instructions from such representative.

16. **Foreign currency transactions.** CIBC may, in its discretion, permit transactions in a currency different from that of your

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Account. The foreign currency will be converted to the currency of your Account at the exchange rate determined by CIBC on a date determined by CIBC, which date may be different from the date you performed the transaction. You agree that foreign currency Instruments deposited to your Account and returned to CIBC unpaid for any reason will be converted to the currency of the account based on a foreign currency exchange sell rate determined by CIBC on a date determined by CIBC and the converted amount will be charged back to your Account. CIBC is not responsible for any losses you may incur due to changes in foreign currency exchange rates or the unavailability of funds due to foreign currency restrictions. You agree that any claims CIBC may have against you, and any service or other charges related to your Account, can be deducted from your account in the same currency as the Account.

17. **Assignment of claim.** If CIBC notifies you, you will transfer and assign to CIBC, in connection with any and all Instruments discounted by or deposited to CIBC, or which you have cashed, all claims you have against the drawees of such Instruments. If any such Instrument is returned to CIBC, CIBC may at its discretion take in your name any proceedings for collection of the amount of such Instrument.

18. **If there is no CIBC branch.** If, in connection with your banking business, it is necessary to do something at a place where there is no CIBC branch, CIBC may use the services of any bank or other financial institution or agency (the "correspondent bank") to do so. In such case, CIBC will not be liable for any act or omission of the correspondent bank in the performance of the services required of it or for the loss, damage, destruction or delayed delivery of any Instrument, security, certificate or other document of any kind while in transit to or from, or while in the possession of, the correspondent bank.

19. **Payment of indebtedness, etc.** Unless other arrangements have been made with CIBC (in writing or otherwise), you will pay CIBC immediately the amount of any indebtedness (including, among other things, any overdraft) or liability that you owe to CIBC. You will immediately reimburse CIBC for any expenses that CIBC pays or incurs (including, among other things, all reasonable legal fees and disbursements) in connection with or arising out of (i) the operation of your Account or the collection of such indebtedness or liability, and (ii) claims or demands made by third parties and that are related to your Account.

    CIBC may immediately debit any of your Accounts for any amount which, by the terms of this Agreement, you owe CIBC. Except as otherwise agreed in writing, you will pay any applicable fees or charges as declared by CIBC from time to time plus interest monthly on the amounts that you owe CIBC, calculated on the daily balance of the amount owing (before and after demand, default and judgment) at CIBC's Standard Overdraft Rate, as declared by CIBC from time to time with interest on overdue interest at the same rate.

20. **Set-off debts against Accounts.** CIBC may apply a credit (positive) balance in any of your Accounts against any debt or liability you may owe to CIBC or any affiliate of CIBC no matter how long it has been owed. CIBC may do so in any manner it considers necessary without first giving you notice. This right operates despite any demands that may have been made by a third party. You acknowledge that in the event that CIBC or its affiliate receives notice of your bankruptcy, insolvency or similar arrangement, either CIBC or its affiliate, as applicable, can immediately exercise this right of set-off without prior notice to you. This right is in addition to any rights which CIBC may have at law in respect to set-off or consolidation of accounts.

21. **Storing information.** CIBC may record and store all information (including, without limitation, all Items) relating to your Account in such form and by such means as CIBC sees fit. You acknowledge that CIBC is not required to retain or return original Items (other than to retain and return to you the Items normally returned to you in accordance with CIBC's general practice in connection with accounts such as yours) or to provide you with copies of any Account statements, Items or other documents. CIBC may, in its discretion and subject to availability, provide you with copies of Account statements, Items or other documents at your request.

    If you request copies of any Items or other documents and the originals have been transferred to some other storage medium and destroyed, you will accept copies made from that storage medium. You acknowledge that CIBC is not required to produce copies of any Items or other documents if neither the originals nor any copies exist at the time your request is processed.

    You will pay CIBC its applicable charges for any searches you request. CIBC may, however, require you to pay part of such search fees in advance.

22. **Digital or Electronic Representations.** You acknowledge that digital or electronic representations of cheques and other Instruments, or the relevant information from the cheque or Instrument, may be made or captured and used by financial institutions involved in the exchange and clearing of payments in Canada and elsewhere, in which case the original paper item may be destroyed and not returned to you. CIBC is entitled to act upon such a representation or information for all purposes as if it were the original paper item. You acknowledge that CIBC and other financial institutions may reject any cheque or other Instrument that does not comply in all respects with all applicable by-laws, regulations, rules and standards of CIBC and the Canadian Payments Association.

23. **Data processing.** CIBC may use the services of any electronic data processing service bureau or organization in connection with keeping your Account. In such a case, CIBC will not be liable to you by reason of any act, delay or omission of such service bureau or organization in the performance of the services required of it.

24. **Credit information.** If you ask CIBC to obtain credit information on another person, firm or corporation, it will be only in connection with a person, firm or corporation with whom you have or propose to have financial dealings and from whom you have consent to obtain such credit information. You will keep such information confidential. You will not disclose it to any other person, firm or corporation. Neither CIBC nor the responding entity, or any of their respective employees, will be liable in connection with such credit information or the accuracy or completeness of the information. You will indemnify and save harmless CIBC and the responding entity, and their respective employees, from any liability incurred in connection with such credit report. If a financial institution or other person, firm or corporation requests credit information about you, you consent to CIBC providing such information from time to time. If, instead, you do not consent but wish CIBC to ascertain your specific authority for each enquiry, you can make special arrangements with CIBC by calling the Business Contact Centre at the telephone number provided you.

25. **Signing Authority.** *(If you are a corporation or unincorporated association, this section applies.)* You will provide CIBC, in the form required by CIBC, with a certified copy of your general banking resolution appointing authorized signing officers or authorized signatories and a list of all persons authorized to act in accordance with such resolution, as well as specimens of their signatures. CIBC may rely on everything that is done and on all documents signed on your behalf in accordance with such resolution. All such documents will be valid and binding upon you whether or not your corporate seal (if you are a corporation and there is a corporate seal) has been placed on any such document. Each office and branch of CIBC may act in accordance with such resolution and documents until due written notice to the contrary has been given to and received by a responsible person of such office or the manager or acting manager of such branch, as the case may be.

26. **Borrowing Powers.** *(If you are a corporation, this section applies, and you are referred to in this section as the "Corporation.")* You certify that either the directors of the Corporation may, without authorization of the shareholders, or all necessary corporate action has been taken to authorize the directors of the Corporation to:(a) borrow money or otherwise obtain credit upon the credit of the Corporation; (b) issue, reissue, sell or pledge debt obligations of the Corporation (c) give a guarantee on behalf

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of the Corporation to secure performance of an obligation of any person; (d) mortgage, hypothecate, pledge, assign, transfer or otherwise create a security interest in all or any property of the Corporation, currently owned or subsequently acquired, to secure any obligation of the Corporation; and (e) delegate any of the powers of the directors in regard to the foregoing to one or more directors, a committee of directors or one or more officers of the Corporation.

You undertake to notify CIBC of any changes respecting the powers of the Corporation or its directors or officers to do any of the things listed in this section 26. You further undertake to notify CIBC of any changes respecting (i) the authority of any director, officer or employee to sign on the Corporation's behalf or (ii) any resolutions of the directors or shareholders of, or any unanimous shareholder agreement relating to, the Corporation of which CIBC holds copies.

Each office or branch of CIBC with which any dealings are had by the Corporation may rely upon this section 26 and upon any and all documents referred to herein until notice to the contrary or of any change is given in writing to a responsible person of such office or the manager or acting manager of such branch, as the case may be.

27. **Service fees, interest and disclosure.** You agree that CIBC may periodically debit any of your Accounts with the service fees that CIBC establishes from time to time in connection with the operation of your Account. You acknowledge having received a copy of CIBC's current business account service fees disclosure brochure and having read and understood it, and you agree to be bound by the terms contained in such brochure. You also acknowledge receiving copies of CIBC's privacy disclosure notice and service commitment brochure and having read and understood them. CIBC's standard fees, as established by CIBC from time to time, will apply, unless you and CIBC agree otherwise in a contract. You acknowledge that, from time to time, CIBC may change the interest rates, how interest is calculated, and the service fees which apply to the Account. If interest is paid on your Account, CIBC will advise you of interest rate or other interest changes by posting the new rates and any interest changes in its branches. Where banking law requires, information about new or increased service fees will be provided to you in writing at least 30 days before the increased or new fee is effective.

28. **Facsimile Signature of Cheques (if you requested Facsimile Signature of Cheques, this section applies).** You hereby authorize and direct CIBC to pay all instruments purporting to be cheques, drafts, orders for the payment of money and other Instruments issued by you and purporting to bear facsimile signatures of any of the persons who from time to time are authorized to sign such Instruments for and on your behalf. You further agree that:

    a) all such Instruments may be dealt with by CIBC to all intents and purposes and shall bind you as fully and effectually as if signed in the handwriting of and duly issued by such persons for and on behalf of you; and

    b) you will provide CIBC with specimens of such facsimile signatures which may be acted upon by each branch of CIBC with which any dealings are had by you until notice to the contrary or of any change therein has been given to the manager or acting manager of such branch.

29. **Foreign Currency Account (if you requested a Foreign Currency Account, this section applies)**

    a) **Available credit balances from time to time in the** Account **shall be withdrawable only by way of your demand draft or** cable transfer payable at the principal city of the country of the currency involved and the payment thereof shall be subject to the applicable laws in force from time to time at such place, including, without limitation, orders, rules, regulations and directives of departments of government or boards, authorities or agencies thereof. In order to process your payment CIBC may be required by law or by correspondent or beneficiary banks or other financial institutions, associations or agencies ("Settlement Parties") involved in the transferring, remitting or settling of your payment to provide such Settlement Parties with your payment information (which may include, but is not limited to, your name, address and account number). You consent to such disclosure and acknowledge that such information will be subject to both domestic and foreign laws, rules regulations applicable to such Settlement Parties.

    b) You will indemnify and save CIBC harmless from and against all loss, claims, actions, prosecutions or proceedings in any way relating the Account;

    c) CIBC may close the Account, at any time after fifteen days written notice mailed to you at the Branch, by mailing to you at the Branch a demand draft in favour of you and payable at the place mentioned in paragraph (a) above for the balance then at credit of the Account;

    d) CIBC may make and debit to the Account a reasonable charge for keeping and operating the same and also for each cash withdrawal which CIBC may see fit to permit notwithstanding paragraph (a) above and CIBC will advise you on request as to the rate of all charges.

30. **Limitation of CIBC's Liability.** You understand and agree that, except as expressly provided for in section 4(i) and section 7, and in addition to those limitations of liability set out elsewhere in this Part I, CIBC will be liable to you only for direct damages resulting from gross negligence, fraud or willful misconduct of CIBC arising directly from the performance of CIBC of its obligations under this Part I and CIBC will not be liable to you for any other direct damages. In addition, CIBC will not under any circumstances be liable to you for any other damages, including, without limitation, indirect, incidental, special, punitive or consequential losses or damages, loss of profits, loss of revenue, loss of business opportunities, or any other foreseeable or unforeseeable loss resulting directly or indirectly out of this Part I or the services provided to you, even if CIBC was advised of the possibility of damages or was negligent. These limitations apply to any act or omission of CIBC, its affiliates, agents or suppliers, whether or not the act or omission would otherwise give rise to a cause of action in contract, tort, statute or any other doctrine of law. Gross negligence in this section means conduct (whether through action or inaction, or through words or silence) which is (i) a marked and flagrant departure from the conduct ordinarily expected of a reasonable and prudent person in the position of CIBC, or (ii) so wanton and reckless as to constitute an utter disregard for harmful, foreseeable and avoidable consequences. This Section shall survive any termination of this Part I or this Agreement.

31. **Definitions.** In this Part I:

    "Instruments" includes cheques and other bills of exchange, promissory notes, drafts, money orders, bill payment remittances, bankers' acceptances, coupons, orders for payment of money, clearing items and other instruments, whether negotiable or non-negotiable.

    "Items" means the Instruments, withdrawal forms, debit memos (whether relating to preauthorized debits or otherwise) and other vouchers that relate to entries on your Account statement or that relate to your Account and that are normally provided in accordance with CIBC's general practice.

PART II – INSTRUCTIONS BY TELEPHONE, FAX AND INTERNET E-MAIL

In exchange for Canadian Imperial Bank of Commerce and the Canadian Imperial Bank of Commerce group of companies (including any third party service provider to Canadian Imperial Bank of Commerce (collectively, "CIBC") agreeing to accept instructions and information in accordance with this Part II, you agree as follows:

1. **Instructions.** You authorize CIBC to accept instructions from you by telephone (including hereafter cellular phone) or fax to deal in any manner with your account(s), property, holdings and/or instruments or any other service or product provided by CIBC as CIBC may authorize from time to time in its discretion.

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You understand that CIBC reserves the right, but not the obligation, to first obtain verbal or written confirmation before executing any such instructions.

You authorize CIBC to communicate with you, or your designate, by fax. This may include sending confidential information to you, or your designate, at your request.

2. **Use of e-mail and other Non-Secure Methods of Electronic Communication.**

   a) **Definitions.** In this Part II, "e-mail" means Internet e-mail; "Non-Secure Methods of Electronic Communication" include but are not limited to fax, e-mail, telephone and cellular phones; and "Secure Service" means a service offered by CIBC which uses Non-Secure Methods of Electronic Communication but is secure or appropriate due to its features, and which is governed by its own legal terms.

   b) **No Instructions to conduct transactions by e-mail.** CIBC has restrictions against accepting or acting upon instructions to conduct transactions that are sent by e-mail. You therefore agree that CIBC will be under no obligations to act upon such instructions, including but not limited to instructions for the purchase, transfer, sale or redemption of investments, the withdrawal or transfer of funds and/or any instructions that require a client signature.

   c) **Exception to (b).** As an exception to paragraph 2(b), CIBC's obligation to accept or act on e-mail instructions sent through a Secure Service will be as set out in the applicable legal terms for that service. When using a Secure Service, you must safeguard any identification number(s), password(s) or other security device(s) provided, and act in accordance with its applicable legal terms.

   d) **E-mail communications:** You acknowledge that CIBC may contact you by e-mail. This may include (i) CIBC sending confidential information to you or your delegate, on your request; and (ii) you or your delegate sending confidential information to CIBC.

3. **Risks of using Non-Secure Methods of Electronic Communication.** You understand that Non-Secure Methods of Electronic Communication are not secure means of communication and that CIBC does not use encryption or digital signatures for incoming or outgoing e-mail. You also understand that CIBC recommends that customers not use Non-Secure Methods of Electronic Communication for any confidential purposes or share their Internet access with others. If you nonetheless choose to do so, you assume full responsibility for the risks of doing so. These risks include, without limitation, the possibility that:

   a) someone other than the intended recipient could receive, intercept, read, retransmit or alter your messages;

   b) messages could be lost, delivered late, or not received;

   c) someone could send unauthorized instructions or other messages under your name or your identity;

   d) computer viruses could be spread by e-mail causing damage to computers, software or data. CIBC therefore recommends that all customers use up-to-date virus-checking software.

4. **Acting on instructions.** Subject to paragraphs 1, 2 and 6, CIBC may rely and act on Non-Secure Methods of Electronic Communication instructions and information from, or purporting to be from, you, your Internet identification number(s) or other security device(s), or your e-mail address, as if you had given CIBC such instructions or information in writing, unless CIBC has received written notice to the contrary. (In this Part II, the term "Communications" means any form of communication which may be authorized by CIBC from time to time, including without limitation, Non-Secure Methods of Electronic Communication instructions or information from, or purporting to be from you.)

5. **Validity of Communications.** All your Communications that CIBC accepts and acts upon will be considered to be valid and authentic. This will be the case even if, among other things, they did not come from you, were not properly understood by CIBC (except for CIBC's gross negligence or willful misconduct) or were different from any of your previous or later Communications. Communications will only be valid at the CIBC office at which they are received. If you need to send Communications to more than one CIBC office, you will send separate Communications to each of them. For example, if you hold accounts at multiple branches, including separate investment accounts, you must send separate notices to each branch or office.

6. **Doubts as to my Communications.** CIBC does not have to act upon any of your Communications if it is unsure whether they are accurate or are really from you, or if CIBC does not understand them.

7. **Indemnity clause.** You will indemnify and save CIBC harmless from any claims, losses, liabilities, damages and expenses that CIBC incurs, including without limitation all legal fees and expenses, arising from CIBC acting, or declining to act, on any of your Communications. This indemnity is in addition to any other indemnity or assurance against loss provided by you to CIBC.

8. **Signing Authority.** If you are a corporation, partnership, trust, co-operative, association, or other entity, CIBC may only accept your Communications when they are from, or purport to be from, your signing authorities who are authorized to sign in accordance with your general banking resolution or equivalent document on file with CIBC. You shall ensure that all of your signing authorities are familiar with the terms of this Part II. You agree that you will provide CIBC with up to date signing authority information at the branch or office that administers your account(s) and acknowledge that only duly appointed signing authorities will provide instructions to CIBC, notwithstanding the terms or provisions of any other account agreements. In the event that you have failed to provide CIBC with up to date signing authority information, then CIBC shall accept instructions from the most current authorized signing authorities on record and CIBC will not be liable for any losses that may be incurred as a result.

   You confirm that you have obtained the applicable approvals from your board of directors, shareholders, members, trustees, etc., as applicable, to abide by the terms and provisions of this Part II and you will provide CIBC with appropriately signed resolutions, instruments, agreements, or other applicable documents to this effect.

9. **General.**

   a) **Business Hours.** CIBC will only act on any of your Communications during usual business hours of the CIBC office at which they are received on the earliest banking day possible.

   b) **Monitoring Facilities.** CIBC will use reasonable efforts to monitor its communications facilities to determine if it has received any instructions or information from its customers. Since CIBC's ability to act on your Communications depends on the normal functioning of various communication facilities, CIBC is not liable for any delay or failure to receive your Communications.

   c) **Admissibility.** If it wishes, CIBC may enter any photocopy, computer-generated copy, reproduction, tape recording or transcript of tape recording that CIBC has of your Communications into evidence in any legal proceeding as if it were an original document. That copy will be sufficient and valid proof of the information contained in it.

   d) **Termination.** Either CIBC or you may terminate the agreement described in this Part II at any time by giving written notice of termination to the other party, and such termination will be effective on the date that written notice is received by the other party or any other date agreed to by CIBC and you. Paragraphs 7, 8, 9(c), and 11 will survive any such termination.

10. **Changes to this Part II.** CIBC may change this Part II, in whole or in part, at any time. CIBC is not required to give you prior notice of the amendment. CIBC will give you notice that this Part II has been or will be changed by (at its option) posting a notice in the branch or office that administers your account(s) or mailing notice to you (with

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or on your account statement, or otherwise). You may obtain a copy of the revised or replacement Part II at any CIBC branch in Canada.

11. Limitation of CIBC’s Liability. You understand and agree that, in addition to those limitations of liability set out elsewhere in this Part II, CIBC will be liable to you only for direct damages resulting from gross negligence, fraud or willful misconduct of CIBC arising directly from the performance of CIBC of its obligations under this Part II and CIBC will not be liable to you for any other direct damages. In addition, CIBC will not under any circumstances be liable to you for any other damages, including, without limitation, indirect, incidental, special, punitive or consequential losses or damages, loss of profits, loss of revenue, loss of business opportunities, or any other foreseeable or unforeseeable loss resulting directly or indirectly out of this Part II or the services provided to you, even if CIBC was advised of the possibility of damages or was negligent. These limitations apply to any act or omission of CIBC, its affiliates, agents or suppliers, whether or not the act or omission would otherwise give rise to a cause of action in contract, tort, statute or any other doctrine of law. Gross negligence in this section means conduct (whether through action or inaction, or through words or silence) which is (i) a marked and flagrant departure from the conduct ordinarily expected of a reasonable and prudent person in the position of CIBC, or (ii) so wanton and reckless as to constitute an utter disregard for harmful, foreseeable and avoidable consequences. This Section shall survive any termination of this Part II or this Agreement.

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PART III – COMMERCIAL BANK MACHINE SERVICE (if you have applied for and been approved for either Full Function Service or Deposit Only Service this Part III applies to you).

Your ability to access Account deposits through the Service or otherwise is subject to CIBC's policies and procedures respecting hold periods on cheques and Bank Machine deposits (including cash deposits), as amended from time to time, and to the access to deposited funds limit which CIBC has set for your Account. CIBC may change the access to deposited funds limit at any time and without notice to you

In exchange for CIBC permitting you to use the Service you agree that:

1. **The Service.**

   a) **Use of Service.** Your use of the Service will show that you have received and read this Part III. You will use the Service strictly in accordance with CIBC's instructions in effect from time to time. You acknowledge that CIBC's instructions in effect from time to time, at the time and from time to time as you make use of the Service, may identify specific limitations of the Service in respect of the Instant Banking Transaction being performed, and you agree to be bound by all such instructions and that CIBC will not be liable for use of the Service that is not strictly in accordance with CIBC instructions. CIBC may impose daily limits on withdrawals, transfer and other transactions, and may change these limits at any time with or without notice to you; except that CIBC shall notify you of any changes from time to time made in your daily ABM withdrawal limit and/or daily debit card limit, if any, which apply to each Access Card that CIBC allows you to use in connection with the Service. Each Instant Banking Transaction will be debited or credited, as applicable, to your Bank Account designated at the time of such transaction and processed in accordance with CIBC's normal practice. ABM/Debit Terminal transactions will be effective as follows:

      i) transactions (except as set out in ii) and iii) following) done before 6 p.m. on a Banking Day will be effective as of the same Banking Day; if done after 6 p.m. or on a non-Banking Day, they will be effective the next Banking Day;

      ii) deposits to Rapidtrans accounts made before 6 p.m. local time or 6 p.m. Eastern Time (whichever comes first) on a Banking Day will be credited as of the same day; if made after 6 p.m. local time or 6 p.m. Eastern Time (whichever comes first) or on a non-Banking Day, they will be credited as of the next Banking Day; and

      iii) (applicable only if you have Full Function Service) bill payments by ABM/Debit Terminal and transfers to a third party's Bank Account by ABM/Debit Terminal (when allowed), may not be processed for two or more Banking Days.

   b) **Access to Bank Accounts.**

      i) If you have Full Function Service, you will not make any withdrawal, transfer or Bill Payment from a Bank Account which exceeds the credit balance available to you in such Account or if the Bank Account is a loan account or has overdraft protection, the amount of credit available. Nevertheless, you will be liable for all indebtedness incurred in contravention of this and all loss suffered by CIBC as a result of any such contravention. CIBC shall have no obligation to notify you if the Access Card is used in contravention of this (whether or not CIBC shall have given notice at any previous time or times). If you withdraw or transfer funds in a foreign currency from a Bank Account, CIBC will debit your Bank Account in Canadian funds at an exchange rate determined by CIBC plus an administration fee. This rate may not be the rate in effect on the date of the Instant Banking Transaction.

      ii) You understand that if any Bank Account(s) is/are inactive (meaning that there have been no transactions for at least 6 months), you may not be able to access such Account(s) through the Service.

   c) **Instructions and Records.** You direct CIBC to accept the instructions you give CIBC through this Service as if you have given them in writing and in person at a CIBC branch. CIBC may keep any type of records it wishes, including tape recorded or electronic records. The records of CIBC with respect to all Instant Banking Transactions and to the contents of envelopes placed in the Instant Teller units shall be conclusive and binding upon you and will be admissible in legal proceedings as the best evidence of the Instant Banking Transaction. All Instant Banking Transactions, including envelope contents, are subject to verification, acceptance and adjustment by CIBC. If credit is given for a cheque or deposit item, such a credit and any interest may be reversed if CIBC does not receive full payment in respect of that cheque or item.

   d) **Service Charges.** CIBC may impose service charges for Instant Banking Transactions and for use of the Service in accordance with the Disclosure Form and as CIBC may otherwise notify you from time to time. You authorize CIBC to debit those service charges to any of your Bank Accounts. Copies of the current Disclosure Form may be obtained at any time from any CIBC Commercial Banking Centre in Canada. Information regarding service charges and changes to service charges will be disclosed to you in accordance with applicable laws.

   e) **Termination or Alteration of the Service.** CIBC may at any time without notice to you,

      i) withdraw any ABM/Debit Terminal or other part of the Service from use;

      ii) withdraw its permission to you to use all or any part of the Service; or

      iii) cancel or alter all or any part of the Service,

      without being liable for any loss or inconvenience to you or any other person resulting from such action. Each Client Access Card is the property of CIBC, and you will return it immediately to CIBC at CIBC's request. You may terminate this Agreement at any time upon written notice to CIBC and such termination is effective only when CIBC receives your notice. If you terminate this Agreement, you will immediately return to CIBC all Access Cards.

   f) **Dispute Resolution.**

      i) If you have any inquiry regarding the accuracy of an Instant Banking Transaction or any dispute with CIBC arising from your use of the Service, you will bring it to the attention of the Branch of Account for the Bank Account which you accessed using the Service. If the Branch of Account is unable to resolve the matter, disputes will be referred to a senior level within CIBC. During the process of dispute resolution, you will not be unreasonably restricted from the use of funds which are the subject of dispute.

      ii) If you have Full Function Service and you use the Service to purchase goods or services from a merchant, any disputes or claims regarding the goods or services purchased (including any right of set-off), must be settled between you and the merchant. CIBC is not responsible for any problems with goods or services you purchase through using the Service. If you have disputes with respect to Bill Payments or transfers to Bank Accounts held by third parties, you must settle them directly with the Bill Issuer or third party. CIBC will not be liable if a Bill Issuer does not give you credit for a Bill Payment, imposes any additional charges (such as late fees or interest penalties) or takes any other actions with respect to you.

   g) **Confidentiality of Secret Code.** You must keep and will be responsible if any Authorized User does not keep each Access Card and its corresponding Secret Code separate from one another at all times. You will be liable for poorly disguised Secret Codes and you acknowledge that there are certain combinations of letters or numbers such as names, addresses, birthdays, phone numbers and personal ID numbers that you must not use when selecting your Secret

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Code. You also understand that you must not use as a Secret Code any part of the number which is on the Access Card to which it corresponds. Each Secret Code must be kept confidential and shall not be disclosed to anyone other than the Authorized User of the Access Card to which that Secret Code corresponds. If for any reason your Secret Code becomes known or you suspect it has become known to anyone other than the Authorized User, you shall immediately change the Secret Code and comply with paragraph 1 h) below.

h) **Loss or Theft of Card.** If, for any reason, you know or suspect a Secret Code has become known to anyone other than the Authorized User of that Access Card, and/or if any Access Card is lost, stolen or misused, you shall immediately select a new Secret Code and notify any CIBC branch as soon as reasonably possible, but in no event no later than 24 hours upon learning or suspecting of the lost, stolen or misused Access Card or the compromised Secret Code.

i) **Client Liability.**

i) **Losses Through ABMs/Debit Terminals.**
This paragraph 1(i)(i) applies only to losses which occur through an ABM/Debit Terminal (collectively referred to as "Losses"). Paragraph 1(i)(ii) below applies to other losses.

- **Liability for Losses.**

You will be liable for the following losses:

- **Losses from Authorized Use of Access Card or Secret Code.** You will be liable for all Losses which result from authorized use of any Access Card or Secret Code in an ABM/Debit Terminal, including but not limited to, any entry errors or fraudulent or worthless deposits made by you. Accordingly, if an Authorized User uses an Access Card or Secret Code in an ABM/Debit Terminal (whether with or without your specific authorization in any particular instance) or if the Authorized User authorizes anyone else to use an Access Card or Secret Code in the ABM/Debit Terminal, you are responsible for all Losses.
- **Losses from Intentional Contribution to Unauthorized Use of Access Card or Secret Code.** You will also be liable for all Losses which result if you intentionally contribute to unauthorized use of any Access Card or Secret Code. You will be deemed to have intentionally contributed to unauthorized use if:
  - You or an Authorized User discloses a Secret Code to anyone, including by writing the Secret Code on your Access Card or keeping a written record of it near an Access Card;
  - You fail to notify CIBC in accordance with paragraph 1 (h) after an Access Card has been lost, stolen or misused, or when you suspect or learn that a Secret Code has become known to a person other than you or an Authorized User;
  - You select a Secret Code which is poorly disguised, including, without limitation, is based on the number of your Access Card, your or an Authorized User's birth date, phone number or address, or the birth date, phone number or address of any close relative; or
  - You or an Authorized User fails to remove an Access Card or money from an automated banking machine.
- **Losses from Unintentional Contribution to Unauthorized Use of Access Card or Secret Code.** You will also be liable for all Losses which result if you unintentionally contribute to unauthorized use and you do not cooperate in any subsequent investigation.
- **Liability for Losses from Unauthorized Use After CIBC is Notified.** You will not be liable for Losses which result from unauthorized use of an Access Card or a Secret Code after you notify CIBC in accordance with paragraph 1 (h) of the loss, theft or misuse of the Access Card through which such Losses occur, or that the specific Secret Code through which those Losses occur was disclosed to, learned or obtained by anyone else, or may have become known by anyone else.
- **Amount of Liability.** You will be liable for all Losses which occur each day, subject to the above paragraphs (but only up to the amount of the daily withdrawal limit established by CIBC, if you have Full Function Service). The amount for which you may be liable under this paragraph 1(i) (i) may exceed a Bank Account's credit balance if:
  - the Bank Account is a loan account or has overdraft protection, or is linked with another account or other accounts (charges and/or interest may also apply, as set out in the agreement respecting those services); or
  - if the Instant Banking Transaction is made on the basis of a fraudulent or worthless deposit at an ABM/Debit Terminal.

  For clarification, you will not be liable for Losses resulting from circumstances beyond your control, such as:
  - Losses resulting from unauthorized use of an Access Card and/or Secret Code which occurs after you give notice to CIBC in accordance with paragraph 1(h) that the Secret Code used with that Access Card has become or may have become known to another;
  - Losses resulting from CIBC errors or system malfunctions when a transaction has been accepted at an ABM/Debit Terminal in accordance with the Authorized User's instructions; or
  - Losses resulting from your unintentional contribution to unauthorized use, as long as you cooperate with any consequent investigation.

ii) **Other Losses** (applicable only if you have Full Function Service).). This paragraph 1 (i) (ii) applies to all losses which occur through the Service and which are not covered by paragraph 1 (i) (i) above, (including through automated banking machines) (collectively called "Other Losses"). You will be liable for all Other Losses which occur as a result of authorized or unauthorized use of any Access Card and/or Secret Code or the Service. You will not be liable for Other Losses which occur after you notify CIBC in accordance with paragraph 1(h) of the loss, theft or misuse of the Access Card through which the Other Losses occur, that the Secret Code through which the Other Losses occur was disclosed to or obtained by anyone else or may be known by anyone else, or that any other unauthorized use of the Service may be occurring.

j) **Service Interruption.** You understand and agree, to the fullest extent permitted by law, CIBC will not be liable to you for any damages, including, without limitation, direct, indirect, incidental, special, punitive or consequential losses or damages, loss of profits, loss of revenue, loss of business opportunities, or any other foreseeable or unforeseeable loss resulting directly or indirectly out of you or an Authorized User being unable to access the Service or any part of it for any reason at all, even if CIBC was advised of the possibility of damages or was negligent.

k) **Other Agreements.** The terms and conditions of the authorities and agreements governing the operation of your Bank Accounts remain in full force and effect and apply to all Instant Banking Transactions except if there is a conflict between those agreements and authorities and the terms that apply to the Service set out in this Part III, in which case this Part III will prevail.

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2. **Use of Deposit-Only Access Cards.** A Deposit Card Officer may on your behalf be provided with a number of Deposit-Only Access Cards, and has authority to deliver such cards to Designates, and from time to time to re-deliver each such card to a different Designate in place of the Designate who may have received and used the card previously. The Deposit Card Officer shall on your behalf select the Secret Code for each Deposit-Only Access Card in accordance with the terms of this Part III. Without limiting the foregoing, the terms and conditions set forth in paragraphs 1 (g) and 1 (h) above shall apply to each Deposit-Only Access Card and the Secret Code that corresponds to it, as if the Deposit Card Officer was a Client in addition to you (and the Designate is an Authorized User referred to in those paragraphs); however, for greater certainty, each Deposit Card Officer on your behalf, and you agree

   a) to be responsible to carry out your responsibilities set out in paragraphs 1(g) and 1(h) of this Part III;

   b) that each Secret Code for a Deposit-Only Access Card shall not be disclosed to anyone other than you, Deposit Card Officer and the Designate who receives the Deposit-Only Access Card; and

   c) that the Secret Code shall be changed immediately for each Deposit-Only Access Card whenever the Designate who may use that card is changed by the Deposit Card Officer.

   If for any reason the Secret Code of a Deposit-Only Access Card becomes known or you or the Deposit Card Officer suspects it has become known to anyone other than the Designate appointed by the Deposit Card Officer to use the card, you or Deposit Card Officer shall immediately change the Secret Code and comply with paragraph 1(h) above as if the Designate was the Authorized User referred to in that paragraph.

3. **Use of Deposit-Only Access Cards.** Each Designate who receives a Deposit-Only Access Card may use the card only to make deposits on your behalf to your Bank Account(s) through the Service. For greater certainty, you agree you shall not permit a Deposit Card Officer or any Designate to use a Deposit-Only Access Card for any other purpose.

4. **Additional Liability Terms.** You will be liable in respect of all losses which occur through use of each Deposit-Only Access Card as set out in paragraphs 1 (i) (i) and 1 (i) (ii) above as if each Deposit-Only Access Card was an Access Card referred to in those paragraphs; for greater certainty you will be deemed to have intentionally contributed to unauthorized use of a Deposit-Only Access Card if:

   a) you, a Deposit Card Officer or a Designate discloses a Secret Code to anyone, including by writing the Secret Code on the Deposit-Only Access Card or keeping a written record of it near a Deposit-Only Access Card;

   b) you or a Deposit Card Officer on your behalf fails to notify CIBC in accordance with paragraph 1(h) after a Deposit-Only Access Card has been lost, stolen or misused, or when any of them suspects or learns that a Secret Code has become known to a person other than the Deposit Card Officer or Designate;

   c) you or a Deposit Card Officer selects a Secret Code which is based on the number on the Deposit-Only Access Card, the birthdate, phone number or address of you, a Deposit Card Officer, a Designate, or a close relative of any of them; or

   d) You, a Deposit Card Officer or a Designate fails to remove a Deposit-Only Access Card from an automated banking machine. .

5. **Return of Cards.** If this Part III is terminated for any reason, you will immediately return to CIBC all Deposit-Only Access Cards.

6. **Commercial ABM with Wallet Depository Service.** If you are using Wallet Depository as part of the Service, you may make Wallet deposits to a CIBC Depository and record its deposits using an Access Card at an Instant Teller adjacent to the Depository at the same time. You agree:

   a) **Authorized Wallets, Depositories, Instant Teller Machines and Deposit Slips Only.** That:

      i) you or your agent will not use or place in any Depository, any equipment or articles of any kind, other than the Wallets or keys furnished by CIBC or such other equipment as may be specifically authorized by CIBC,

      ii) you or your agent will use the appropriate business account deposit slip furnished by CIBC to record deposits made to a Depository and will not use any other form of deposit slip; and

      iii) you shall not make any deposits through the Service to any Depository location or Instant Teller, which is not a CIBC Depository located adjacent to a CIBC Instant Teller Machine. You understand that CIBC will not be responsible for the loss of contents of any Wallet(s) not authorized for use by CIBC; that CIBC will not be responsible for loss or delay that may occur with respect to any Client deposit because the required form of deposit slip was not used, or was completed incorrectly, because notice of a deposit was made at any banking machine which was not a CIBC Instant Teller Machine, because a Wallet deposit was not made to the appropriate Depository location and/or because notice of a deposit was not made at the same time as the related Wallet deposit was made.

   b) **Making Deposits.** Each Wallet placed in the Depository by or on your behalf shall be securely sealed and shall contain only bills, notes, cheques, other negotiable instruments and/or cash, together with a copy of the required deposit slip. CIBC takes no responsibility for discrepancies in Wallet deposits which are not securely sealed.

   c) **Processing Deposits.** You authorize any persons designated by CIBC to act as agents of you to remove each Client Wallet from the Depository, if applicable, to transport the Wallet for processing to a location away from the Depository location, and to open the Wallet, list the contents and present such contents to the appropriate CIBC officer or any person designated by CIBC; unless and until such contents are accepted for deposit by such last mentioned person on behalf of CIBC, such Wallet and contents shall be at your sole risk without liability on CIBC's part for safekeeping or otherwise howsoever and no deposit to the credit of your designated Bank Account shall be deemed to have been made.

   d) **Credit to Bank Account.** Whenever a Wallet is placed in a Depository location (and if applicable, an adjacent Instant Teller Machine record is provided at the same time), and the contents are accepted for deposit, you will receive credit for the deposit (to your designated Bank Account) as follows:

      i) deposits (except to Rapidtrans accounts) made before 6 p.m. on a Banking Day will be credited as of the same day; if made after 6 p.m. or on a non-Banking Day, they will be credited as of the next Banking Day;

      ii) deposits to Rapidtrans accounts made before 6 p.m. local time or 6 p.m. Eastern Time (whichever comes first) on a Banking Day will be credited as of the same day; if made after 6 p.m. local time or 6 p.m. Eastern Time (whichever comes first) or on a non-Banking Day, they will be credited as of the next Banking Day.

   CIBC will convert deposits made in a currency other than Canadian dollars at the then prevailing spot rate for Canadian dollars unless the deposit is in U.S. dollars destined for a U.S. dollar account.

   e) **Depository Door.** You shall ensure that the outside door of the Depository is firmly closed and the key withdrawn after each use.

   f) **CIBC Records Conclusive and Binding.** CIBC's records with respect to the contents of the Depository or of any Wallet shall be conclusive and binding upon you.

   g) **CIBC Property.** All equipment furnished by CIBC (other than disposable Wallets) shall remain the property of CIBC. If any such equipment is lost or damaged or becomes defective, you shall immediately notify CIBC and return the damaged or defective equipment to CIBC. The replacement cost of

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any equipment lost or returned to CIBC in a damaged condition (reasonable wear and tear excepted) shall be borne by you. You shall ensure that any unusual condition or any defect in either the Depository or in any equipment is reported to CIBC as soon as possible.

h) **Safeguarding Equipment.** You shall not loan, transfer or duplicate any key or other equipment furnished for use in connection with the Depository without CIBC's written consent.

i) **Internal Supervision and Controls.** You either have in place or will immediately put into place systems, procedures and controls effective to prevent and detect thefts of, and frauds involving, your Wallet deposits.

j) **Termination of Service.** CIBC may, without being liable for any **loss** resulting therefrom:

   i) withdraw any Depository from use at any time without notice; or

   ii) terminate your use of the Wallet Depository Service on seven days' notice by registered mail addressed to your last known post office address according to CIBC's records.

k) **Effect.** You acknowledge receipt of the keys needed to use this part of the Service. You agree to return the keys to CIBC upon termination of this part of the Service, in good condition, reasonable wear and tear excepted.

7. **Limitation of CIBC's Liability.** You understand and agree that, except as expressly provided for in paragraphs 1(i) (i) and 1(i) (ii), and in addition to those limitations of liability set out elsewhere in this Part III, CIBC will be liable to you only for direct damages resulting from gross negligence, fraud or willful misconduct of CIBC arising directly from the performance of CIBC of its obligations under this Part III and CIBC will not be liable to you for any other direct damages. In addition, CIBC will not under any circumstances be liable to you for any other damages, including, without limitation, indirect, incidental, special, punitive or consequential losses or damages, loss of profits, loss of revenue, loss of business opportunities, or any other foreseeable or unforeseeable loss resulting directly or indirectly out of this Part III or the services provided to you, even if CIBC was advised of the possibility of damages or was negligent. These limitations apply to any act or omission of CIBC, its affiliates, agents or suppliers, whether or not the act or omission would otherwise give rise to a cause of action in contract, tort, statute or any other doctrine of law. Gross negligence in this section means conduct (whether through action or inaction, or through words or silence) which is (i) a marked and flagrant departure from the conduct ordinarily expected of a reasonable and prudent person in the position of CIBC, or (ii) so wanton and reckless as to constitute an utter disregard for harmful, foreseeable and avoidable consequences. This Section shall survive any termination of this Part III or this Agreement.

8. **Definitions.** In this Part III:

"ABM/Debit Terminal" means a CIBC Instant Teller® machine ("Instant Teller"), Interac®1 Direct Payment terminal, or any other automated banking machine or card reading terminal which CIBC approves for use from time to time as part of the Service. For greater certainty, this phrase does not include telephone banking. If you have Deposit Only Service, the term "Debit Terminal" does not apply to you.

"Access Card" means any card bearing the CIBC logo which CIBC allows you to use to access the Service, by use of the card, including but not limited to your Convenience Card®. Each Access Card given to an Authorized User is not transferable to any other person.

"Authorized User" means each individual appointed by you (or by the Deposit Card Officer, if you have Deposit Only Service) as an Authorized User for the Service. If more than one such individual is appointed, an Access Card and Secret Code will be given to each of them and "Authorized User" shall mean and include every such individual to whom an Access Card and a Secret Code is given.

"Bank Account" means each deposit, loan or any other account that you have with CIBC and which CIBC allows you to access through the Service. If and when such is allowed by CIBC, the term *"Bank Account"* will also mean a deposit account held by a third person at CIBC or some other financial institution to which CIBC allows you to make a payment through the Service.

"Banking Day" means a day (excluding Saturdays, Sundays and holidays) on which CIBC is open for business at the Branch at which your designated Bank Account is maintained.

"Bill Issuer" (not applicable to Deposit Only Service) means a business which has agreed with CIBC to be a payee of Bill Payments and to which you may make a Bill Payment.

"Bill Payment" (not applicable to Deposit Only Service) means a payment to a Bill Issuer by means of a withdrawal from a Bank Account through the Service.

"Client" refers to the company or firm which has applied for the Service.

"Deposit Card Officer" means each individual appointed by you as a Deposit Card Officer for the Service. If more than one such individual is appointed by you, "Deposit Card Officer" shall mean and include every such individual.

"Deposit-Only Access Card" means any CIBC Convenience Card which CIBC allows you to use to access the Service for the purpose only of making deposits to your Bank Account(s) by use of the card.

"Depository" means a wall receptacle into which a Client can make deposits.

"Designate" means each individual designated on your behalf by a Deposit Card Officer as having authority to receive and use a Deposit-Only Access Card in connection with the Service.

"Disclosure Form" means the disclosure form disclosing the fees for the Services provided under this Agreement, as revised and replaced from time to time.

"Instant Banking Transaction" means a transaction performed using the Service.

"Losses" has the meaning given in paragraph 1 i) i) above.

"Other Losses" (not applicable to Deposit Only Service) has the meaning given in paragraph 1 i) ii) above.

"Secret Code" means each combination of numbers or letters selected by you, or given to you by CIBC, for use by you as a means of identifying and enabling you to use the Service, including without limitation, the Personal Identification Number ("PIN") used at ABM/Debit Terminals. You may have more than one Access Card issued as part of the Service. Each such Access Card shall have its own Secret Code.

"Service" means all of the services which CIBC makes available from time to time through your use of the Access Card together with a Secret Code, including without limitation, transactions at or through an ABM/Debit Terminal (alone or in combination with wallet depository, as further described in section 6 above), and any other services which CIBC makes available to you or enables you to use from time to time by use of an Access Card, and/or the provision to CIBC of other information which enables CIBC to confirm your identity.

"Wallet" means a wallet supplied by CIBC used to hold a Client deposit made to a Depository.

® Registered trademark of CIBC
®1 Registered trademark of *Interac* Inc.; CIBC authorized user of the trademark.
™ Trademark of CIBC.

Page 18 of 18

For more information
on business products and services
talk to a CIBC business advisor
visit your nearest branch
call 1 800 465-CIBC (2422)
visit cibc.com

Business Account Service Fees

Effective April 1, 2013

CIBC FOR WHAT MATTERS.

1 If there is no account activity, a statement may not be produced. If no statement is produced, the printed statement fee will not apply.
2 Transactions include any debits and credits to your account (excluding CIBC interest credits and fee debits). Debits include, without limitation, withdrawals, cheques, pre-authorized payments, bill payments, *Interac* Direct Payments, *Interac* e-Transfer payments, direct deposits and transfers to other accounts. Credits include, without limitation, deposits, pre-authorized payments, bill payments, *Interac* Direct Payments, *Interac* e-Transfer payments, and direct deposits and transfers from other accounts (except transfers from CIBC business accounts). Additional charges may apply including, without limitation, Interac e-Transfer, "Items Deposited" and "Currency Supplied" fees where applicable.
3 Cheque deposits include cheques, money orders, drafts and all other clearing items. "Items Deposited" charges apply to deposits in excess of the deposit package. Refer to page 8.
4 Monthly fee applies even if there is no account activity. Other fees may apply to the operation of your account; see pages 7-13 for details.
5 Free transaction(s) cannot be carried forward for use in subsequent months.
6 If you choose a Flat Fee Package and perform fewer than the allowed number of transactions in a month, the unused transactions cannot be carried forward to subsequent months.
7 CIBC U.S. Dollar Current Account cheques payable by CIBC through its clearing agent to U.S. payees. This service is only available to clients with a CIBC U.S. Dollar Current Account.
8 Other than CIBC Telephone Banking.
9 This means bank machines not displaying the CIBC name or logo.
10 Three dormant (inactive) account notices will be sent to you, the first after two years, the second after five years and the third after nine years. Charges will only be levied if you do not complete and return the acknowledgement on the notice, or reactivate your account, within the time frame specified on the notice.
11 "Prime Rate" means the variable reference rate of interest per year as declared by CIBC from time to time to be its base rate for Canadian dollar loans made by CIBC in Canada.
12 "U.S. Base Rate" means the variable reference rate of interest per year, as declared by CIBC from time to time to be its base rate for U.S. dollar loans made by CIBC in Canada.
13 The number of days will depend on the location of your branch. Ask a CIBC business advisor for the float factor that applies to your branch.
14 Other fees and charges may also apply as a result of a deposit being charged back to your account.
15 eStatements are available once a month at month-end for Canadian and U.S. Dollar CIBC business accounts. To view eStatements you must be a Signatory or Co-Signatory and registered for CIBC Online Banking.

MD/MC "CIBC For What Matters." are trade-marks of CIBC.
®1 "Convenience Card" is a registered trademark of CIBC.
TM Trademark of Interac Inc.; CIBC authorized user of trademark.
° Registered trademark of Interac Inc.; CIBC authorized user of trademark.
* Visa Int./Lic. user.

0448B-12M 102A597E
5963 04/13

What's inside…

CIBC Business Accounts
Small Business Overdraft
CIBC Discretionary Business Overdraft
General Terms and Conditions

CIBC

CIBC business banking solutions at your fingertips.

Looking for fast, convenient and straightforward answers about your CIBC account? You’ll find them in this guide. Inside, there is information about business banking accounts and fees.

We hope you find this guide helpful. A CIBC business advisor can give you advice on which financial solutions make sense for your business. Please contact a CIBC business advisor if you have any questions.

Table of Contents

How to Open a CIBC Business Account 2

CIBC Business Operating Account 3

CIBC Not-for-Profit Operating Account 5

CIBC Business Interest Account 5

CIBC Business Operating Account for Commercial/Large Corporate Clients 6

Foreign Currency Operating Accounts 6

- U.S. Dollar Current Account 6
- Other Foreign Currency Operating Accounts 7

Additional Services and Charges 7

- Everyday Transactions 7
- Cheque Transactions 8
- Business Services 10
- Other Services 11

Small Business Overdraft 13

CIBC Discretionary Business Overdraft 14

Accounts No Longer Offered 15

Other Important Information 17

General Terms and Conditions 19

How to Open a CIBC Business Account

Opening a CIBC Business Account is a quick and easy process. The outlined information will help you prepare for your appointment.

Step 1 - Getting started
Contact us to schedule an appointment and complete an application (available at cibc.com) in advance of your appointment.

Step 2 - Preparing for your appointment
To process your account application quickly, all principals and signing officers of your business should attend the meeting.

Please bring the following:

- Your completed account application
- Two pieces of original identification (including one with a photo) for each principal and signing officer
- Documentation specific to your business type, as shown below:

Business Structure	Required Documents
Sole Proprietor	• Original business name registration if you are using a business name (except where registration is not available per provincial law)
Partnership	• Original partnership registration (if a registration is required by provincial law)
Corporation	• Original documentation confirming the status of your business including: • Trade Name Registration • Articles or Certificate of Incorporation • Certificate of Existence • Certificate of Corporate Status • Annual Report for past fiscal year • Most recent Notice of Assessment • Current business license or vendor permits • Current health or safety certificates • Current liquor license
Unincorporated Association	• Association's original constitution and bylaws

Additional documentation may be required at the time your application is reviewed by a CIBC business advisor. For your convenience, more detailed information on the documentation required to open an account can be found at cibc.com/smallbusiness.

2

CIBC Business Operating Account

A CIBC Business Operating Account is the foundation of your banking activities and allows you to take advantage of our broad range of financial services. Our account options offer everyday banking benefits and exceptional value for businesses with low to high transaction volumes. A CIBC business advisor will work with you to select the right account to help you improve your bottom line, facilitate cash flow and help your business achieve its goals.

Features:

- Enjoy the ability to bank when and where you want – in-branch, by phone, at an ABM, or by using our online and mobile banking services – to conveniently and efficiently meet your day-to-day banking needs
- Unlimited account balance or account activity inquiries through CIBC Instant Teller® bank machines, CIBC Telephone, Online Banking or Branch Banking
- Unlimited number of CIBC Small Business Convenience Cards
- The ability to assign routine financial transactions and tasks to your delegates with the CIBC Small Business Customized Access® feature
- Access to Wallet Depository Service
- One free month-end eStatement available through CIBC Online Banking[15]

Accounts available:

Account	Monthly Account Fee[4]	Monthly Transactions[2,6] Included	Fee for Each Transaction
CIBC Unlimited Business Operating Account® • Offers businesses with a high number of monthly transactions the ability to simplify banking and enhance cash flow for one low monthly fee. With unlimited transactions[2] such as withdrawals, deposit transactions, transfers, bill payments and a cash, coin and cheque deposit package[3,*], this account offers a consistent monthly fee even when your banking activity increases.	$50	UNLIMITED	$0
CIBC Everyday Business Operating Account™ • Offers exceptional value to businesses with a consistent number of monthly transactions. With everyday banking benefits such as 30 transactions[2] each month, a cash, coin and cheque deposit package[3,△] and the flexibility to reduce fees when you use only electronic channels[†] to perform transactions in a month, this account not only helps you manage your cash flow, but also your bottom line.	All channel access[‡] $25 Electronic channel access[†] $20	30	$1
CIBC Basic Business Operating Account® • Offers businesses with a low number of monthly transactions[2] the flexibility to minimize monthly banking fees by paying only for what is used. This account provides the ability to perform all of your day-to-day banking, anytime and anywhere at CIBC for a low monthly account fee.	$6	0	$1

** Up to $15,000 cash, $1,000 coin and 100 cheques deposited per month.*

△ Up to $3,000 cash, $300 coin and 25 cheques deposited per month.

‡ All channel access fee applies if any transactions[2] were performed in the month either in a CIBC Branch, through a CIBC Telephone Banking representative or through a CIBC Business Contact Centre representative.

† Electronic channel access refers to transactions[2] performed through one of the following channels: ABMs, Point of Sale terminals, Wallet Depository Service, CIBC Telephone Banking Automated Service, CIBC Business Contact Centre Automated Service, CIBC Online Banking or CIBC Cash Management Online™.

3 4

CIBC Not-for-Profit Operating Account

The CIBC Not-for-Profit Operating Account offers a cost-effective solution to meet the needs of local not-for-profit or community based organizations. This account includes a low monthly account fee and 10 transactions[2] so you can put your organization's money to its best use.

Fee summary

• Monthly account fee[4]	$4
• Transactions included[2,6]	10/month
• Each additional transaction[2]	$1
• One free month-end eStatement available through CIBC Online Banking[15]	

CIBC Business Interest Account

The CIBC Business Interest Account® allows your business to earn a competitive interest rate on surplus funds while giving you the flexibility to access these funds as your business requires.

This account offers:

- Daily interest, which is calculated on each day's final balance
- Competitive tiered interest rates
- Annual Bonus Interest Rate – regardless of the daily balance amount, bonus interest is paid on the minimum balance in the account during the calendar month
- One free month-end eStatement available through CIBC Online Banking[15]

Fee summary

• Monthly account fee	No charge
• Each credit transaction[2]	$1
• Each debit transaction[2]	$5

Note: Deposits of coin, currency, more than four cheques at once or a combination of these are not acceptable. Overdraft protection is NOT available for this account.

Interest

For CIBC Business Interest Accounts, interest is credited to your account effective as of the last business day of the calendar month. However, the interest cannot be withdrawn, and will not be printed at branch terminals or at CIBC Instant Teller bank machines, nor made available through CIBC Telephone or Online Banking until two business days after the end of the calendar month. Interest rates quoted are annual and are subject to change without prior notice and are on display at any branch. For the purposes of calculating bonus interest, a deposit made on the first business day of the calendar month is credited as if it were actually made on the first day of the calendar month (if earlier).

CIBC Business Operating Account for Commercial/Large Corporate Clients

The CIBC Business Operating Account for Commercial/Large Corporate clients is a Canadian dollar account designed to meet all your business banking needs from day-to-day transactions to more complex cash management services.

Fee summary

• Minimum monthly account fee	$6
• Includes one free transaction[2] for every $1,500 held in the account throughout the calendar month[5]	
• Each additional transaction[2]	$1
• Minimum monthly account fee is waived if you have no transactions[2] during the calendar month	

Note: Monthly account fee equals the Minimum monthly account fee, or the total of transaction fees for the month less any free transactions, whichever is greater.

Foreign Currency Operating Accounts

For foreign currency accounts, including U.S. Dollar Current Accounts, service charges stated are in addition to any applicable exchange charges. Foreign currency deposits, including U.S. dollar deposits, are NOT insured under the Canada Deposit Insurance Corporation Act.

CIBC U.S. Dollar Current Account

The CIBC U.S. Dollar Current Account is an operating account that is designed for businesses that have U.S. Dollar banking transactions. It allows your business to save on foreign exchange charges, as your transactions are conducted in U.S. funds.

With the optional Cross-Border Cheque Clearing[7] service, cheques issued to payees in the U.S. will be accepted and easily negotiated. See "Additional Services and Charges" for more details.

This account offers:

- Cheques and withdrawals
- Over-the-counter deposits at any CIBC location accepting business deposits

5 6

- Access to CIBC Instant Teller bank machines, CIBC Telephone, Online or Branch Banking for U.S. dollar balance and account activity inquiries
- Ability to transfer between CIBC accounts in person at your branch
- One free month-end eStatement available through CIBC Online Banking[15]

Fee summary

All of the following fees for U.S. accounts are in U.S. dollars.

• Monthly account fee[4]	$6
• Includes one free transaction[2] for every $1,500 U.S. held in the account throughout the entire calendar month[5]	
• Each additional transaction[2]	$1

Note: See page 17 for details on U.S. dollar float calculations.

Other Foreign Currency Operating Accounts

Fee summary

• Monthly account fee for transactions[2], including cheques, withdrawals or deposits	$10 CDN

Note: Charged in foreign currency equivalent using an exchange rate set by CIBC.

Additional Services and Charges

All of the following fees apply to all business accounts and, unless otherwise indicated, are applied in Canadian dollars except for U.S. dollar accounts where fees are charged in U.S. dollars.

Note: Foreign currency accounts (other than U.S. accounts) are charged the foreign currency equivalent of the Canadian dollar amounts listed below using an exchange rate set by CIBC on a date determined by CIBC, which may be different from the date you performed the transaction.

Everyday Transactions

Record-keeping

• eStatements[15]	no charge
• Printed statements[1]	$3.00 each
• Printed statements provided in excess of one per month or non-month end statements	$5.00 each*
• Monthly statement reprint	$5.00 each*
• Interim statement	$4.50 each*

** In addition to Printed statement fee*

7

Balance inquiries

• For each request in-branch, by telephone[8] or by mail	$2.75
• By CIBC Instant Teller® bank machine, CIBC Telephone or Online Banking	no charge

Bill payments

• In-branch bill payment (for CIBC customers)	no charge‡
• In-branch bill payment (for non-CIBC customers)	$3.00

‡ Withdrawal charge may apply.

Items Deposited■

• Each cheque deposited	$0.22
• Cash deposited – bills (per $1,000)	$2.25
• Coin deposited (per $100)	$2.25

■ In addition to transaction fee, if applicable.

Deposit Error Adjustment

• Each deposit made with inaccurate or incomplete information, through an ABM, Wallet Depository Service or Armoured Car Direct Pickup	$5.00

Transfers between your accounts

• In-branch or by CIBC Instant Teller bank machine, CIBC Telephone or Online Banking	no charge⁺

⁺ Withdrawal and/or deposit charges may apply.

Withdrawals at non-CIBC bank machines[9]

• In Canada	$1.50▼ each
• In the U.S.	$3.00* each plus a 2.5% administration fee
• Outside Canada and the U.S. (Plus® or Visa® Network)	$5.00* each plus a 2.5% administration fee

▼ *In addition to transaction fee, if applicable. Some bank machines may levy surcharges.*

* *You are charged the same foreign exchange conversion rate CIBC is required to pay, plus an administration fee of 2.5% of the converted amount in addition to any transaction fees applicable to the withdrawal and the fees noted above. Conversion to Canadian dollars may occur on a date other than the date of your transaction; therefore the conversion rate may be different from the rate in effect at the time of your transaction. Some bank machines may levy surcharges.*

Cheque Transactions

Cheque certification

• When requested by a payor (cheque issuer)	$10.00
• When requested by a payee (cheque recipient)	$15.00

Cheques for business accounts

- Cheques vary in price depending on style and quantity *(talk to a CIBC business advisor for details)*

8

Cheques Written in Currencies Other than the Account Currency*

When the cheque is in any currency different from that of the account the fee will be $20.00 charged in the currency of the account. For cheques written on U.S. accounts, the fee will be $20.00 U.S. For cheques written on foreign currency accounts (other than U.S. accounts), the Canadian equivalent fee will be charged in the same currency as the account using an exchange rate set by CIBC on a date determined by CIBC.

* *In addition to transaction fee, if applicable.*

Cross-Border Cheque Clearing[7]

- Monthly service fee $39.00/month per account

Non-MICR encoded cheques*

(when you write a cheque that is not MICR encoded; e.g. counter cheque)

- Service charge when you do not use a cheque which has been MICR encoded for your Canadian dollar account $5.00
- Service charge when you do not use a cheque which has been MICR encoded for your U.S. dollar account 0.05% of the cheque amount *(minimum charge $5.00 U.S., maximum $100.00 U.S.)*

* *In addition to transaction fee, if applicable.*

Non-Sufficient Funds (NSF) cheques and pre-authorized debits*

- A cheque you draw or a pre-authorized debit that is returned unpaid due to non-sufficient funds being available in your account $45.00

* *In addition to transaction fee, if applicable.*

Online Cheque Viewing

- View images of items online via CIBC Online Banking or CIBC Cash Management Online™ (CMO) Image Retrieval no charge*

**CMO monthly Maintenance fee applies.*

***Interac* e-Transfer™[1] (ET)**

Available through CIBC Online Banking. You will need the recipient's email address to complete the transaction.

- Sending an e-Transfer $1.50
- Receiving an e-Transfer no charge

Note: Only a primary signing authority of a CIBC business account can send an ET. ET is not available to clients who were issued Convenience Cards prior to 2003.

Retrieval and Copy of a Cancelled Cheque or Other Item $5.00/item

Note: Copies of certified cheques are not provided.

Returned cheques (chargebacks)

- A cheque you deposit that is returned unpaid $7.00 each
- Advance notification of returned cheque (chargeback) advice, if requested $5.00 each

Stop Payments

- Cheques/Pre-Authorized Payments
  - Full details provided $12.50 per request
  - Full details not provided $20.00 per request

Business Services

Bank confirmation (audit verifications)

- Verification of balance only $25.00
- Providing additional information involving extra work $40.00/staff/hour (minimum $40.00)

Credit Reports*

Enquiry within Canada

- Verbal $20.00 per report
- Rushed Verbal (same day) $25.00 per report
- Written $25.00 per report
- Verbal and Written $30.00 per report

Enquiry outside of Canada

- Verbal or Written $30.00 per report

Note: Additional out of pocket expenses may apply.
** Credit report fees apply to: a request for a credit report on your account, whether made by you or by another party with your consent; and your request that CIBC obtain a report on another party's account at CIBC or another institution.*

Currency supplied

- Cash orders supplied – per $1,000 of currency $1.50
- Coin orders supplied – per roll of coin $0.16

Government Payment and Filing Service

- $2.00 per payment/filing

Item inquiries

For each item request or transaction listing

- In branch, by telephone[3] or by mail $5.00
- By CIBC Instant Teller bank machine, CIBC Telephone or Online Banking no charge

Transfer between Financial Institutions

- To transfer the account to another Financial Institution $19.50 *(via Balance of Account Transfer form)*

Wallet Depository Service

Designed for business customers who deposit large amounts of cash, coin, or cheques and/or have business needs which may include banking outside regular banking hours.

- $2.50/month per account

9

10

Other Services

Accounts closed within 90 days of being opened

- Funds not transferred to another CIBC deposit instrument or account $20.00

Bank Drafts and Money Orders▪

- Canadian currency $7.50 per item
- U.S. currency $7.50 CDN per item
- Foreign currency $7.50 CDN per item

▪ *In addition to transaction fee, if applicable.*

Collection Items

- Outgoing CDN dollar item within Canada*
  - Up to $5,000 $15.00 each
  - Over $5,000 0.15% of the item amount (minimum $25.00 each+)
- Outgoing CDN dollar item outside of Canada*
  0.20% of the item amount (minimum $30.00 each, maximum $150.00 each+)
- Outgoing U.S. and foreign currency item inside or outside of Canada*
  0.20% of the item amount (minimum $30.00 each, maximum $150.00 each+)

* *Other financial institutions may levy additional charges.*
+*Additional out of pocket expenses may apply.*
Note: Incoming collections from other financial institutions will be subject to a charge by CIBC which may be passed on by the financial institution to their customer.

Dormant (Inactive) Account Fee[11]

Business accounts become dormant (inactive) when there has been no customer initiated activity for 6 months with the exception of CIBC Business Interest Account, which is considered dormant (inactive) if no transactions have been initiated for a 12-month period.

- For maintaining a dormant (inactive) account for 2, 3 or 4 years lesser of $20.00 or account balance
- For maintaining a dormant (inactive) account for 5,6,7 or 8 years lesser of $30.00 or account balance
- For maintaining a dormant (inactive) account for 9 years
  lesser of $40.00 or account balance
- After ten years, if your account remains dormant, your Canadian account balances are transferred to the Bank of Canada.

Request for replacement of Bank Draft or Money Order

Drawn in Canadian currency no charge
Drawn in U.S. currency or other foreign currency $25.00

Note: Some conditions apply, talk to a CIBC business advisor for details.

11

Safety Deposit Boxes

Safety deposit boxes are available in a variety of sizes and prices; some common examples with approximate dimensions are shown in the chart below. Rent is always paid in advance.

Box Size	Price/year
1 1/2" x 5" x 24"	$45.00
2 1/2" x 5" x 24"	$60.00
3 1/4" x 5" x 24"	$65.00
2 1/2" x 10 3/8" x 24" or 5" x 5" x 24"	$100.00
5" x 10 3/8" x 24"	$200.00

Plus applicable taxes.

Please contact your branch or CIBC business advisor for details on fees for other safety deposit box sizes.

Safety Deposit Box Closing

- If your box is closed within one year after it is opened, CIBC will refund the rent based on the months remaining, up to a maximum of 6 months.
- If your box is closed after the first full year, CIBC will refund your rent pro-rated on the remaining months in the term.

Replacement Services

- Replacement of lost keys $15.00 per key
- Drilling of box and replacement of lost keys $100.00

Fees will be charged in Canadian currency.

Searches for accounts of deceased or incapacitated individuals

- For each branch at which account(s) is (are) located
  $6.50/name (minimum $22.00)

Wire Payments and Inter-Branch Payments

Outgoing Wire Payments

- $10,000 or less $30.00 per payment
- $10,000.01 - $50,000 $50.00 per payment
- Greater than $50,000 $80.00 per payment

Outgoing wire fees will be charged in Canadian currency. For wires from foreign currency accounts (including U.S. accounts), the equivalent fee will be charged in the same currency as the account using an exchange rate set by CIBC on a date determined by CIBC.

Note: Correspondent Banks may levy additional charges.

Incoming Wire Payments

- Canadian and U.S. currency $15.00 per payment
- Other Currencies $15.00 CDN per payment

Note: Correspondent Banks may levy additional charges.

12

For Canadian and U.S. currency, the fee will be charged in the same currency as the incoming payment and deducted from the incoming payment amount. For other currencies, the Canadian equivalent fee will be converted to the same currency as the incoming payment using an exchange rate set by CIBC on a date determined by CIBC and deducted from the incoming payment amount.

Inter-Branch Payments (between CIBC branches in Canada)

- $10,000.00 or less — $15.00 per payment
- $10,000.01 - $25,000 — $30.00 per payment
- $25,000.01 - $100,000 — $60.00 per payment
- Greater than $100,000 — $100.00 per payment

Note: Additional out of pocket expenses may apply.

Small Business Overdraft

The following applies to each bank account for which you have requested and we have approved a Small Business Overdraft:

Small Business Overdraft Fees and Interest

Fee

- A monthly administration fee is charged for each bank account that is approved for a Small Business Overdraft. The current monthly fee is $9.50, and is subject to change by CIBC. This fee is charged whether or not you use the overdraft in any particular month and is in addition to any other charges or fees.

Interest

- Interest is charged on the amount of your overdraft, up to the approved overdraft limit for the account, based on the interest rate specified in your agreement with CIBC. Current interest rates (subject to credit approval) are as follows:

  Secured Overdraft
  - Canadian dollar borrowings — CIBC Prime Rate[11] + 0.5% per year
  - U.S. dollar borrowings — CIBC U.S. Base Rate[12] + 0.5% per year

  Unsecured Overdraft
  - Canadian dollar borrowings — CIBC Prime Rate[11] + 5% per year
  - U.S. dollar borrowings — CIBC U.S. Base Rate[12] + 5% per year

13

There are two types of overdrafts, **secured** and **unsecured.** For a secured Small Business Overdraft, either you or a guarantor may pledge a cash equivalent as security. To do so, you or the guarantor must sign CIBC's standard Securities Pledge Agreement (in Quebec: a moveable hypothec). Costs incurred by CIBC with respect to the pledge will be charged to you or the guarantor.

How overdraft interest is calculated

Interest on your Small Business Overdraft is calculated based on the final daily overdraft balance in your account (up to the approved limit for that account) and charged monthly. Any overdraft balance in excess of your approved Small Business Overdraft limit will be charged interest as indicated under "CIBC Discretionary Business Overdraft" on the following page. Interest that is charged to you, and is unpaid, compounds monthly and continues to compound whether or not CIBC has demanded payment from you, starts a legal action or gets judgment against you.

CIBC Discretionary Business Overdraft

Unless you have made prior arrangements with us, we may refuse to allow an overdraft (or an overdraft that exceeds your approved overdraft limit) and may return your cheque or pre-authorized debit NSF. If we allow an overdraft (or an overdraft that exceeds your approved overdraft limit), the following applies:

CIBC Discretionary Business Overdraft Fees and Interest

Fee

- A fee is charged at the end of each day on which you create an overdraft or increase the amount of your overdraft (that is not an approved overdraft) due to any action you/your business initiate(s) including, but not limited to: cheques, withdrawals, bill payments, pre-authorized debits and *Interac*® Direct Payments. The current fee is $5.00 and is subject to change by CIBC.

14

Interest

- Interest is charged on the amount of any overdraft that is not an approved overdraft or exceeds your approved overdraft limit. The interest rate is a variable rate per year equal to CIBC's Standard Overdraft Rate as declared by CIBC from time to time. The current Standard Overdraft Rate is 21% per year.

How overdraft interest is calculated

Interest on any overdraft that is not an approved overdraft or exceeds your approved overdraft limit is calculated based on the final daily overdraft balance in your account and charged monthly. Interest that is charged to you, and is unpaid, compounds monthly and continues to compound whether or not CIBC has demanded payment from you, starts a legal action or gets judgment against you.

Accounts No Longer Offered

	CIBC Business Operating Account for Small Business Clients	CIBC Business Operating Account for Small Business Clients, Additional Option
Account Plans		
Plan 1: Pay As You Go		
Pay a monthly account fee, plus a fee for each transaction[2]		
Monthly account fee[4]	$ 7.00	$11.00
Each additional transaction[2]	$ 1.00	$ 1.00
Plan 2: Flat Fee Package[6]		
Pay a single monthly package fee for a predetermined number of transactions[2].		
Monthly account fee[4]		
• 10 transactions	$12.00	$12.00
• 20 transactions	$21.00	$21.00
• 35 transactions	$31.00	$31.00
• 50 transactions	$41.00	$41.00
• 100 transactions	$70.00	$70.00
• Non-profit organizations – 10 transactions	$ 5.00	$ 5.00
Each additional transaction[2] over package limit	$ 1.25	$ 1.25
Features		
One free transaction[2] for every $1,500 held in the account throughout the entire calendar month[5]	✔	✔

Note: Additional fees may apply to the operation of your account(s). Items Deposited charges may also apply; see Additional Services and Charges for details.

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Other Important Information

U.S. Float on U.S. Dollar Current Account

Due to timing delays in dealing with U.S. financial institutions, there is a gap between the time that CIBC gives and receives value for funds in U.S. dollar transactions. This delay is called "float" and affects the way any deposit interest and overdraft fees or interest charges (collectively referred to as "overdraft charges") will be calculated on your U.S. Dollar Current Account. For example, when you make a deposit in U.S. dollars (other than a CIBC draft), CIBC must collect those U.S. funds through the applicable U.S. dollar banking system. In general, CIBC receives credit for those funds at least one, and sometimes several, business days after the U.S. dollar deposit is made to your account, so we will only give you value for deposits one or two days after the deposit is made. Similarly, CIBC usually gives value to the appropriate U.S. financial institution for the amount of a U.S. dollar payment drawn on your account at least one business day before the date the U.S. dollar payment appears as recorded in your usual account statement.

Therefore, for the purpose of determining the balance in a U.S. Dollar Current Account for the calculation of deposit interest or overdraft charges payable:

- Each U.S. dollar deposit made (other than a CIBC draft) that may appear on your account statement on the date of deposit will only be considered received and credited to the account (and available for reduction of any overdraft) on the first or second[13] business day immediately after the deposit is made.
- To ensure same-day credit for deposits of CIBC drafts and cheques drawn on the CIBC branch of account, these items should be segregated from other items and deposited separately.
- Each cash withdrawal, electronic funds transfer, cheque or any other payment drawn on the account (other than drawn for purchase of one or more items at the CIBC branch of account) (collectively referred to as a "withdrawal") or paid out from your account on the corresponding date shown on your usual account statement will be considered effectively deducted from your account on the first business day immediately before that date.
- Based on the above, even if your account balance shows a credit balance because of a U.S. dollar deposit you made, if any U.S. dollar withdrawal is made prior to the date on which we give you value for that deposit (as indicated above), you may incur overdraft charges.
- Saturdays, Sundays and holidays that your CIBC branch of account is closed are not business days for the above purposes. A supplementary float statement will be sent to you after your account statement is sent, to confirm the daily balances, interest and overdraft charges, adjusted as indicated above. This supplementary float statement will not be sent if there has been no activity in your account to report.

Foreign currency transactions

CIBC may, in its discretion, permit transactions in a currency different from that of your account. The foreign currency will be converted to the currency of your account at the exchange rate determined by CIBC on a date determined by CIBC, which date may be different from the date you performed the transaction. If a foreign currency Instrument previously deposited and converted to the currency of your account is returned to CIBC unpaid for any reason, you agree an amount equal to the foreign currency Instrument will be converted to the currency of your account based on a foreign exchange sell rate determined by CIBC on a date determined by CIBC and the converted amount will be charged back to your account. CIBC is not responsible for any losses you may incur due to changes in foreign currency exchange rates or the unavailability of funds due to foreign currency restrictions. You agree that any claims CIBC may have against you, and any service or other charges related to your account, can be deducted from your account in the same currency as the account[14].

Account conversions

If you change your account type prior to the end of the final business day of the month to an account with a different fee structure, all transactions during that month (including those made before the change) will be subject to the fees under the fee structure that applies to your new account type at the end of the month. However, any fees which have already been paid or deducted from your account during the month (e.g., for money orders) will not be refunded upon conversion.

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• Please note: In some instances, different charges or General Terms and Conditions interest rates, separately negotiated between CIBC and the individual client, may apply. Other terms and conditions applicable to your account are set out in the • Cheques or debits transacted at your branch may not account agreements or in the agreement respecting the be included with the account statement. particular service.

• Cheques deposited will be credited subject to final

     • This disclosure brochure outlines many of the charges payment. We undertake to exercise reasonable diligence for commonly used services. Charges for services not to collect cheques but are not responsible for any delay, contained in this summary may be obtained from a notice or failure to collect.

     CIBC business advisor. • You may make deposits at any CIBC branch which accepts

     • Digital or electronic representations of cheques and other over-the-counter business deposits (each a “Depository Instruments, or the relevant information from the cheque Location”). All deposits made at a Depository Location or Instrument, may be made or captured and used by will be credited to one or more of your accounts (each financial institutions involved in the exchange and a “Designated Account”). Your branch of account for clearing of payments in Canada and elsewhere, in which any deposits made at a Depository Location will continue case the original paper item may be destroyed and not to be the CIBC branch which maintains the Designated returned to you. CIBC is entitled to act upon such a Account to be credited with your deposits. Each deposit representation or information for all purposes as if it made at a Depository Location, through a teller were the original paper item. CIBC and other financial processing for same day value, will be processed for institutions may reject any cheque or other Instrument credit to the related Designated Account as of the that does not comply in all respects with all applicable same business day. Deposits made through a teller not by-laws, regulations, rules and standards of CIBC and processed for same day value will be processed for credit the Canadian Payments Association. as of the next business day. Saturdays, Sundays and holidays that CIBC is closed are not business days for this purpose. Cash withdrawals are not permitted and cheques cannot be cashed or certified at Depository Locations other than your branch of account. You authorize CIBC to debit your Designated Account for any returned item pertaining to deposits previously processed.

• In most cases, deposits, withdrawals and other transactions done at a branch or bank machine after 6:00 p.m. local time, and any Telephone Banking and Online Banking transactions done after 6:00 p.m. Eastern Time will be processed the next business day.

• Monthly account, transaction and items deposited fees are calculated for the calendar month up to and including the final business day of the month. Such fees are dated the final calendar day of the month but are not posted until the second business day in the following month.

• U.S. dollar coins deposited or exchanged will be treated as if they are Canadian dollar coins.

• All fees are subject to GST/HST/QST and PST where applicable.

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